Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

VIREO GROWTH INC.,

SB OHIO HOLDINGS INC.,
CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC,

and

FARMACEUTICALRX LLC,

Dated as of July 30, 2026

i

EXHIBITS

Exhibit A	Specific Accounting Principles

Exhibit B	Closing Purchase Price Worksheet

Exhibit C	Historical Accounting Principles Exceptions

Exhibit D	Form of Lock-Up Letter

Exhibit E	Form of Investor Rights Agreement

Exhibit F	Inventory Accounting Principles

Exhibit G	Adjusted EBITDA Worksheet

Exhibit H	Forfeiture Amount Worksheet

SCHEDULES

Schedule 1	Payoff Indebtedness

DISCLOSURE SCHEDULES

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF THE ACT; THE GUIDANCE OR INSTRUCTIONS OF ANY REGULATOR; OR THE POLICIES OR INSTRUCTIONS OF ANY APPLICABLE STOCK EXCHANGE. SECTION 10.14 OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 10.14.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of July 30, 2026, is entered into by and among Vireo Growth Inc., a British Columbia corporation (“Buyer”), FarmaceuticalRx LLC, an Ohio limited liability company (the “Company”), SB Ohio Holdings Inc., an Ohio corporation (“SB Ohio”), and Chicago Atlantic Credit Opportunities, LLC, a Delaware limited liability company (“CACO”, and together with SB Ohio, each a “Seller” and collectively the “Sellers”).

RECITALS

WHEREAS, SB Ohio currently owns 100% of the issued and outstanding limited liability company membership interests of the Company (the “Company Securities”);

WHEREAS, immediately prior to the Closing, the CA Notes Conversion will occur, pursuant to which CACO will be issued a portion of the Company Securities upon conversion in full of each of the Convertible Notes into membership interests of the Company, after which all of the Company Securities will be owned by SB Ohio and CACO;

WHEREAS, Buyer desires to purchase from Sellers, and each Seller desires to sell to Buyer, the Company Securities held by such Seller (after giving effect to the CA Notes Conversion), upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the parties intend that, for U.S. federal income tax purposes, (a) the acquisition of the Company Securities shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“280E” means Section 280E of the Code.

“Accounting Principles” means (i) the specific terms and definitions in this Agreement and the specific policies, terms and matters set forth on Exhibit A, (ii) to the extent not inconsistent with the foregoing clause (i), the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies of the Company that were used in the preparation of the Financial Statements for the year of 2025, and (iii) to the extent not addressed in the foregoing clauses (i) or (ii), GAAP as of the Closing Date. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Acquisition Multiple” means 5.7.

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Act” has the meaning set forth in Section 10.14.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Closing Purchase Price” means the amount of the Closing Purchase Price as calculated and finally determined in accordance with Section 2.05(b) and (c).

“Adjusted EBITDA” means (a) the consolidated net income (or loss) from operations of the Company, plus (b) if and to the extent deducted in the calculation of consolidated net income (or loss) for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) any intercompany costs and expenses, corporate overhead allocations and similar items between the Company on the one hand and Buyer and its Subsidiaries (other than the Company), on the other hand in excess of, in a particular fiscal year, the lower of (A) $1,000,000, and (B) 1% of the Company’s revenues, (v) losses and expenses related to dispositions of assets not in the Ordinary Course of Business, (vi) non-cash write-downs of assets, (vii) decrease in work-in-process (WIP) inventory, and (viii) decrease in finished goods inventory for non-third party products, less (c) any cash payments including interest expenses for rent and/or leases not otherwise expensed in operating expenses, and less (d) if and to the extent included in the calculation of consolidated net income (or loss) for such period, (i) any interest income, (ii) gain relating to any disposed of assets not in the Ordinary Course of Business, (iii) non-cash write-ups of assets, (iv) increase in work-in-process (WIP) inventory, and (v) increase in finished goods inventory for non-third party products; in the case of each of the foregoing in clauses (a) through (d), for such period and as determined in accordance with the Forfeiture Accounting Principles. Exhibit G, which is included solely for illustrative purposes, sets forth an illustrative calculation of Adjusted EBITDA (the “Adjusted EBITDA Worksheet”).

“Adjusted EBITDA Worksheet” has the meaning set forth in the definition of “Adjusted EBITDA.”

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AI Technologies” means any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means: (a) the Lock-Up Letters, (b) the Escrow Agreement, (c) the Investor Rights Agreements, and (d) each other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby and thereby.

“Assumed Indebtedness” means up to $0.00 in outstanding principal and interest owing by the Company pursuant to the Chicago Atlantic Debt Documents (other than pursuant to the Convertible Notes, which shall be extinguished pursuant to the CA Notes Conversion prior to the Closing).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York and Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board” means the board of directors of Buyer.

“Buyer Cannabis Laws” means the laws of the States of Minnesota, Maryland, Missouri, Utah, Nevada, New York, California, Colorado, Florida and New Mexico or any other jurisdiction in which Buyer and its Subsidiaries operate from time to time governing the cultivation, manufacture, production, distribution and/or retail sale of medical and adult-use cannabis, including any applicable ordinances, rules or regulations promulgated thereunder.

“Buyer Financial Statements” has the meaning set forth in Section 4.07.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, prospects, results of operations, condition (financial or otherwise), Liabilities or assets of Buyer or its Subsidiaries, taken as a whole, or (b) on the ability of Buyer to perform its obligations under this Agreement, or on the consummation of (whether by prevention or material delay) the transactions contemplated hereby; provided, however, that “Buyer Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) any changes in financial or securities markets in general; (c) any national or international political or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (d) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (e) any changes in applicable Laws or accounting rules; (f) the public announcement or pendency of the transactions contemplated by this Agreement; or (g)          any failure (in and of itself) by Buyer or its Subsidiaries to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Buyer Material Adverse Effect); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Buyer or its Subsidiaries compared to other participants in the industries in which Buyer or its Subsidiaries conduct their businesses.

“Buyer Multiple Voting Shares” means the multiple voting shares in the authorized share structure of Buyer.

“Buyer Shares” means the subordinate voting shares in the authorized share structure of Buyer, or any subsequent securities which Buyer Shares are converted into or exchanged for in connection with any reorganization, recapitalization, reclassification, consolidation, merger or other transaction involving Buyer.

“CACO” has the meaning set forth in the preamble.

“CA Notes Conversion” means the conversion in full of all outstanding principal, accrued interest, and any other amounts due and owing under each of the Convertible Notes into membership interests of the Company (or, in the case of the CA Note, membership interests of FarmaceuticalRX 2 LLC and warrants in favor of CACO) immediately prior to the Closing, such that each such Convertible Note is extinguished in full at or prior to the Closing with no further obligations of the Company thereunder and no cash payment by Buyer or the Company in respect thereof.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Cannabis Consents” means any and all consents, approvals, clearances, orders or authorizations of, or registrations, declarations or filings with, notices to, or other requirements of any Governmental Authority or under any Permit held by the Company in connection with the business of the Company in the cannabis industry.

“Cannabis Licenses” means any and all Permits required to be obtained from any Governmental Authority for the operation of any cannabis establishment, including a cannabis cultivation facility, a cannabis retail store, a cannabis production facility, a cannabis distributor, a cannabis delivery service, or a cannabis consumption lounge. Cannabis Licenses include the specific state-issued licenses owned and/or controlled by the Company as such licenses are identified on Section 3.18 of the Disclosure Schedules.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash” means cash and cash equivalents (including short-term investments convertible to cash in no more than ten (10) calendar days) calculated in accordance with the Accounting Principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Charter Documents” has the meaning set forth in Section 3.03.

“Chicago Atlantic Debt Documents” means, collectively: (i) that certain Credit Agreement dated January 24, 2023 (as amended, the “CA Credit Agreement”), among the Company, CACO, and Chicago Atlantic Admin, LLC, as administrative agent, and all loans, extensions of credit, and other obligations outstanding thereunder other than the Convertible Notes; (ii) that certain Second Amended and Restated Convertible Note dated May 24, 2024, in the maximum principal amount of $10,800,000, made by the Company, FarmaceuticalRX 2 LLC, Retail OH Holdings LLC and the other borrower parties named therein (as borrowers), payable to CACO, as lender, pursuant to the CA Credit Agreement (the “CA Note”); (iii) that certain Convertible Promissory Note dated June 22, 2022, in the original principal amount of $1,500,000, made by the Company and payable to CACO (as assignee of KEY Investment Partners Fund I LP), as amended by the First Amendment thereto and the Second Amendment thereto dated December 31, 2025 (the “$1.5M KEY Note”); (iv) that certain Convertible Promissory Note dated January 25, 2023, in the original principal amount of $350,000, made by the Company and payable to CACO (as assignee of KEY Investment Partners SPV II LLC – Series 2), as amended by the First Amendment thereto and the Second Amendment thereto dated December 31, 2025 (the “$350K KEY Note”, and together with the CA Note and the $1.5M KEY Note, the “Convertible Notes”); and (v) any other Contract executed and delivered by the Company in connection with the foregoing.

“Closing” has the meaning set forth in Section 2.01.

“Closing Cash” means an amount of Cash (to the extent then held by the Company) equal to (a) the Minimum Cash Amount, plus (b) such amount of excess unrestricted Cash held by the Company as of the Closing, which amounts, or any portion thereof, may be held by the Company, at the Company’s option, as additional Cash at Closing and which amounts would be as set forth on a “Closing Cash Schedule” delivered by the Company to Buyer at least three (3) days prior to Closing.

“Closing Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company, as of the Closing Date, (a) an itemized list of all outstanding Closing Indebtedness and the Person to whom such outstanding Closing Indebtedness is owed and an aggregate total of such outstanding Closing Indebtedness, (b) the amount of Transaction Expenses remaining unpaid as of the Closing (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed), (c) the Estimated Closing Statement, and that the Estimated Closing Statement was prepared in all material respects in accordance with the Accounting Principles, and (d) the Inventory Statement, and that the Inventory Statement was prepared in all material respects in accordance with Section 2.05(a)(ii).

“Closing Date” has the meaning set forth in Section 2.01.

“Closing EBITDA” means $23,800,000.

“Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any unpaid Indebtedness of the Company remaining as of the Closing (other than, and without duplication of, the Assumed Indebtedness, Payoff Indebtedness and amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).

“Closing Purchase Price” means the sum of:

(a)            the EBITDA Consideration, plus

(b)            the Closing Cash, less

(c)            the amount of Assumed Indebtedness, less

(d)            the amount of Closing Indebtedness, less

(e)            the amount of any Pre-Closing Taxes, less

(f)             the amount of any unpaid Transaction Expenses, plus

(g)            the amount by which Closing Working Capital exceeds the Target Working Capital or minus the amount by which Closing Working Capital is less than the Target Working Capital.

“Closing Purchase Price Worksheet” means the illustrative calculation of the Closing Purchase Price set forth on Exhibit B, which is included solely for illustrative purposes.

“Closing Share Price” means $18.75, provided that in no event shall the Closing Share Price be less than the minimum price permitted under the policies of the Exchange.

“Closing Share Payment” means a number of Buyer Shares equal to (a) the quotient of (i) fifty percent (50%) of the Estimated Closing Purchase Price, divided by (ii) the Closing Share Price, less (b) the Escrow Shares.

“Closing Working Capital” means: (a) the consolidated Current Assets of the Company, less (b) the consolidated Current Liabilities of the Company, determined as of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Auditor” means HBK CPAs & Consultants.

“Company Board” means the manager or board of managers of the Company, as applicable.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company in the Ordinary Course of Business.

“Company IP Registrations” means all Company Intellectual Property, which is registered or for which an application for registration has been filed by the Company, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloudbased or other third-party service providers) by the Company.

“Company Securities” has the meaning set forth in the recitals.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Counsel” has the meaning set forth in Section 10.15(a).

“Current Assets” means, on a consolidated basis, accounts receivable, Inventory, prepaid expenses and other current assets of the Company, but excluding (a) Cash (including restricted cash), (b) the portion of any prepaid expense of which the Company will not receive the benefit following the Closing, (c) Tax assets and deferred Tax assets, (d) the current portion of any intercompany receivables, and (e) the current portion of any lease assets and rights of use, each determined in accordance with the Accounting Principles. For purposes of this definition, Inventory shall be determined in accordance with the definition of “Inventory” in this Agreement and the Inventory Accounting Principles. For the avoidance of doubt, for purposes of this definition, Inventory shall include only final packaged products that are no more than ninety (90) days old from the date of production and packaging completion, and from the date of purchase from third-party suppliers.

“Current Liabilities” means, on a consolidated basis, accounts payable, accrued expenses and other current liabilities of the Company, but excluding (a) Tax liabilities and deferred Tax liabilities, (b) the current portion of any lease liabilities, (c) the current portion of any intercompany payables, (d) Transaction Expenses, and (e) the current portion of any other Indebtedness of the Company, including the Assumed Indebtedness and Closing Indebtedness, each determined in accordance with the Accounting Principles.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Dollars” or “$” means the lawful currency of the United States; unless otherwise expressly set forth in this Agreement, any amounts referred to herein, or for any calculations hereunder, that rely upon or reference amounts in Canadian dollars shall be converted to United States Dollars for the purposes hereof, based on the exchange rate posted by the Bank of Canada on the trading day preceding the applicable date of such amount or calculation, to ensure that such amounts or calculations are determined or calculated on a consistent basis hereunder.

“Deferred Tranche Floor Share Price” means $17.25 per Buyer Share.

“Downward Adjustment Amount” has the meaning set forth in Section 2.05(d)(ii).

“EBITDA Consideration” means the product of the Acquisition Multiple multiplied by the Closing EBITDA.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, assignment, option, preemptive purchase right, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“EBITDA Deficiency” shall have the meaning set forth in Section 2.07(i).

“EBITDA Margin” means, (a) for the year ending December 31, 2027, the quotient, expressed as a percentage of (i) Adjusted EBITDA for such period, divided by (ii) gross revenue from sales, less the cost of sales returns and discounts, for such period and (b) for the year ending December 31, 2025, the quotient, expressed as a percentage, of (i) Closing EBITDA, divided by (ii) gross revenue from sales, less the cost of sales returns and discounts, for the year ending December 31, 2025.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, importation, export, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state and local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., and all applicable similar or analogous state and local laws.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, license, registration, clearance, consent, certification, approval, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Odyssey Trust Company (or another escrow agent reasonably agreed upon by Buyer and the Company).

“Escrow Agreement” means an Escrow Agreement, to be dated as of the Closing Date, among Buyer, Sellers and the Escrow Agent, in the form reasonably acceptable to such parties, but which, in any event, shall contemplate an escrow term for the Escrow Shares of twenty four (24) months following Closing (and which shall remain in escrow thereafter with respect to any unresolved claims).

“Escrow Shares” means ten percent (10%) of the aggregate number of Buyer Shares issued as part of the Estimated Closing Purchase Price in connection with Closing.

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.05(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(a)(i).

“Exchange” means the Canadian Securities Exchange (provided, that references herein to trading prices on the Exchange shall, if applicable, be deemed to refer to any successor primary exchange on which Buyer chooses to list its Buyer Shares, and to the extent such successor exchange is a U.S. exchange, any corresponding references to conversions between Canadian dollars and US dollars will be accordingly ignored for purposes of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Approval” means the approval by the Exchange of the transactions contemplated by this Agreement if such is required by the Exchange pursuant to the policies of the Exchange, otherwise compliance with the Exchange’s notice-based requirements, including the filing of required notices and timely disclosure, the expiry of the applicable notice period without substantive comment (or the satisfactory resolution of any such comments).

“Excluded Taxes” means any Taxes taken into account as a reduction to the calculation of the Total Purchase Price.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 21 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3 and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Statement” has the meaning set forth in Section 2.05(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Forfeiture Accounting Principles” means (a) the specific terms and definitions (including Adjusted EBITDA) in this Agreement, and (b) to the extent not inconsistent with the foregoing clause (a), GAAP. In applying GAAP, Buyer intends to consistently take a view to align Adjusted EBITDA as closely as possible to operating cash flow and minimize balance sheet related adjustments.

“Forfeiture Amount” means, calculated in accordance with the Forfeiture Accounting Principles, the sum of (a) the product of the Acquisition Multiple multiplied by the EBITDA Deficiency, plus (b) the aggregate amount of any Post-Closing Debt. Exhibit H, which is included solely for illustrative purposes, sets forth an illustrative calculation of the Forfeiture Amount (the “Forfeiture Amount Worksheet”).

“Forfeiture Amount Worksheet” has the meaning set forth in the definition of “Forfeiture Amount.”

“Forfeiture Period” means the period from and after the Closing through and including December 31, 2027.

“Fraud” means actual and intentional common law fraud under Delaware law.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means the generally accepted accounting standards in the United States.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government or political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasijudicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction, including, for greater certainty the Exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, mold, and polychlorinated biphenyls and per- and poly fluoroalkyl substances.

“Historical Accounting Principles” means with respect to the Financial Statements, GAAP applied on a consistent basis throughout the periods involved, except for the consistently applied deviations from GAAP described on Exhibit C.

“Indebtedness” means, without duplication for any obligations which are already reflected in the Transaction Expenses or Current Liabilities, with respect to any Person (without duplication), (a) all obligations of such Person for borrowed money, including all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of the Person’s business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (d) except for purposes of the determination of Closing Purchase Price, all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (e) all finance lease obligations of such Person, including any such obligations that would be required to be capitalized under GAAP, (f) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person (but, for purposes of the determination of Closing Purchase Price, only to the extent drawn), (g) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (h) any off balance sheet financing (but excluding all leases that would be recorded under GAAP as operating leases), (i) any earnout or other such similar contingent payment liabilities (but, for purposes of the determination of Closing Purchase Price, only to the extent no longer contingent or to the extent then due and payable), (j) any liabilities or obligations to current or former holders of equity securities in respect of dividends or other distributions, and (k) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (j) above of any other Person (but, for purposes of the determination of Closing Purchase Price, only to the extent any such guarantee has been drawn or funded).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnified Taxes” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-inpart, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, design patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights (registered and unregistered) and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof, whether or not Copyrights; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Inventory” means all inventory, using the First-in-First-Out method of inventory valuation; provided, that for purposes of the determination of Current Assets, the Estimated Closing Purchase Price and the Actual Closing Purchase Price, “Inventory” shall be calculated as follows: inventory, excluding raw materials, unfinished or unpackaged flower, trim, “fresh frozen,” seeds, plant genetics (including mother plants), strains, work-in process, and supply and packaging inventory but including in final packaged form and no more than ninety (90) days old from the date of production and/or purchase from third-party suppliers; provided, that any items that are nonconforming or defective (except items that may be remediated or qualified for extraction by the Company), damaged, or obsolete shall be excluded from the definition of Inventory. For the avoidance of doubt, any inventory shall be quantified on a dollar basis, based on the lower of fair value (on an arms-length transaction basis) and cost of production or purchase from third-party suppliers.

“Inventory Accounting Principles” has the meaning set forth in Section 2.05(a)(ii).

“Inventory Statement” has the meaning set forth in Section 2.05(a)(ii).

“Investor Rights Agreements” has the meaning set forth in Section 2.02(a)(xvii).

“Knowledge” means, when used with respect to (a) the Company, the actual knowledge of Samantha Mikolajewski and Dave Foutz, after reasonable inquiry, and without imposing any personal liability on such Person, and (b) Buyer, the actual knowledge of Joe Duxbury, after reasonable inquiry, and without imposing any personal liability on such Person.

“Law(s)” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” and “Leases” have the meanings set forth in Section 3.10(b).

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company hold any rights or interests granted by other Persons, including any of their Affiliates.

“Lock-Up Letters” has the meaning set forth in Section 2.02(a)(x).

“Losses” means losses, Taxes, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (1) on the business, prospects, results of operations, condition (financial or otherwise), Liabilities or assets of the Company, taken as a whole, or (2) on the ability of the Company to perform its obligations under this Agreement, or on the consummation of (whether by prevention or material delay) the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) any changes in financial or securities markets in general; (c) any national or international political or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (d) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (e) any changes in applicable Laws or accounting rules, including GAAP; (f) the public announcement or pendency of the transactions contemplated by this Agreement; or (g) any failure (in and of itself) by the Company to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Minimum Cash Amount” means, as of the Closing, unrestricted Cash in an amount equal to $3,850,000.

“Non-Privileged Deal Communications” has the meaning set forth in Section 10.15(c).

“Ohio Cannabis Laws” means any county, municipal and other local Laws regulating the sale and manufacture of cannabis and cannabis related products and any rules and regulations of Governmental Authorities relating thereto, including Chapter 3780 and 3796 of the Ohio Revised Code and Chapter 3780 and 3796 of the Ohio Administrative Code.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Outside Closing Date” has the meaning set forth in Section 9.01(b)(ii).

“Payoff Indebtedness” means all Indebtedness set forth or described on Schedule 1.

“Payoff Letters” mean payoff letters from all holders of any Payoff Indebtedness of the Company, in form and substance reasonably acceptable to Buyer.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means in addition to any definition provided by the Company and/or its Subsidiaries for any similar term (e.g., “personally identifiable information,” “personal information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by the Company and/or its Subsidiaries, any information that is considered “personally identifiable information,” “personal information,” “personal data,” or like terms under applicable Privacy Laws, including, but not limited to, information regarding or reasonably capable of being associated with an individual consumer or device, where such information (a) is information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, IP address, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, or biometric information, and any other data used or intended to be used to identify, contact, precisely locate, or be associated with an individual, or (b) is any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed). Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper and electronic forms.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Debt” means any principal, interest, other fee payments on, and (without duplication) any accrued amounts (including interest and fees) of, indebtedness for borrowed money incurred (a) on and after the Closing by the Company, whether as intercompany indebtedness for amounts borrowed from Buyer (or its Subsidiaries) or from a third party lender, pursuant to the Company’s request to the Buyer to incur such indebtedness for use in the business and operations of the Company, and with Buyer’s consent and approval, which consent and approval may be withheld, delayed or conditioned in Buyer’s sole and absolute discretion, or (b) on and after the Closing by the Company, without the prior consent and approval of Buyer.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.10(a).

“Pre-Closing Taxes” means an amount equal to the sum of an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Tax Liability separately calculated for each jurisdiction in which the Company is subject to Taxes, calculated (a) in accordance with the Accounting Principles and Section 6.05 with respect to any Straddle Period, (b) by excluding any deferred Tax liabilities or assets and (c) by including any Transaction Tax Deductions as deductions in the Pre-Closing Tax Period to the extent supported by a “more likely than not” or higher reporting basis for U.S. federal income Tax purposes.

“Privacy Laws” means all Laws concerning the privacy, security or Processing of Personal Information (which may include Laws of jurisdictions where Personal Information was collected), including applicable data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message or telephone communications, including but not limited to, as applicable, the New York SHIELD Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act and the California Privacy Rights Act, as amended, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, and all other similar international, federal, state, provincial and local laws, as applicable.

“Privileged Communications” has the meaning set forth in Section 10.15(a).

“Privileged Deal Communications” has the meaning set forth in Section 10.15(b).

“Pro Rata Share” has the meaning set forth in Section 2.02(b)(i).

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Regulator” has the meaning set forth in Section 10.14.

“Regulatory Consents” has the meaning set forth in Section 3.03.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requested Interim Financial Statement” has the meaning set forth in Section 6.13.

“Required Consents” has the meaning set forth in Section 3.03.

“Resigning Executives” means all of the officers of the Company.

“Resolution Period” has the meaning set forth in Section 2.05(c)(ii).

”Review Period” has the meaning set forth in Section 2.05(c)(i).

“SB Ohio” has the meaning set forth in the preamble.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Tranche Date” means the date that is ninety (90) days after the Closing Date.

“Second Tranche Share Price” means the greater of (a) the Deferred Tranche Floor Share Price and (b) the twenty (20) day volume weighted average price per Buyer Share on the Exchange prior to the Second Tranche Date, provided that in no event shall the Second Tranche Share Price be less than the minimum price permitted under the policies of the Exchange.

“Second Tranche Shares” has the meaning set forth in Section 2.06(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law (including those of the SEC, the Canadian Securities Regulators and the Exchange), in force from time to time in the United States, including any states of the United States, and the provinces or territories of Canada.

“SEDAR+” means the System for Electronic Data Analysis and Retrieval + (SEDAR+) as outlined in National Instrument 13-103.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Group” has the meaning set forth in Section 10.15(a).

“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” means any subsidiary of a Person and shall, where applicable, also include any direct or indirect subsidiary of such Person formed or acquired after the date hereof.

“Takeover Laws” has the meaning set forth in Section 5.10.

“Target Working Capital” means $2,240,000.

“Taxes” means all federal, state, local, provincial or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges in the nature of a tax that are imposed, assessed or collected by a Governmental Entity including, any income, gross receipts, imputed underpayments, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat or unclaimed property, controlled substance, cannabis, marijuana, severance, stamp, occupation, business, business operations, premium, property (real or personal), real property gains, windfall profits, customs, duties, import, anti-dumping or countervailing duties or other taxes, fees, assessments or charges in the nature of a tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary, combined or other similar basis, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, in each case including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Liability” means, with respect to any jurisdiction, an amount equal to the liability for Taxes of the Company for the Pre-Closing Tax Period with respect to such jurisdiction, to the extent such liability is unpaid as of the Closing Date.

“Tax Return” means any return, declaration, election, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third-Party Consents” has the meaning set forth in Section 3.03.

“Third Tranche Share Price” means the greater of (a) the Deferred Tranche Floor Share Price and (b) the twenty (20) day volume weighted average price per Buyer Share on the Exchange prior to the Third Tranche Date, provided that in no event shall the Third Tranche Share Price be less than the minimum price permitted under the policies of the Exchange.

“Third Tranche Shares” has the meaning set forth in Section 2.06(c).

“Third Tranche Date” means the date that is one hundred eighty (180) days after the Closing Date.

“Total Purchase Price” means the Actual Closing Purchase Price, less any Forfeiture Amount.

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm or model.

“Transaction Expenses” means, without duplication for any amounts which are already reflected in the Closing Indebtedness or Payoff Indebtedness, all unpaid fees, costs and expenses (including (A) financial advisory, broker, investment banking or similar advisory fees, costs and expenses and (B) any and all change of control, stay bonus, transaction completion bonus, severance payment or other similar payments made or required to be made to the current or former directors, managers, officers, independent contractors or employees of, or consultants or advisors to, the Company as a result of this Agreement or the transactions contemplated hereby (together with any employment and similar Taxes payable by the Company in connection with such payments)), incurred by the Company and any Affiliate at or prior to the Closing (including any such fees, costs and expenses that become payable, at any time, as a result of the occurrence of the Closing) arising from or incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including any costs allocated to the Company in the proviso in Section 10.01.

“Transaction Tax Deduction” means any Tax loss or deduction resulting from or attributable to (a) the payment of bonuses, change in control payments, severance payments, option payments, retention payments or similar payments made by the Company on or before the Closing Date or included in the computation of the Closing Purchase Price; (b) the payments of fees, expenses and interest incurred by the Company with respect to the payment of Payoff Indebtedness in connection herewith; and (c) Transaction Expenses; provided that, in connection with the foregoing, the Company shall be treated as having made, and shall timely make, an election under Revenue Procedure 2011-29, 2011-18 IRB 746, to treat 70% of any success based fees as deductible in the Pre-Closing Tax Period that includes the Closing Date for U.S. federal and applicable state income Tax purposes.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Undisputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Upward Adjustment Amount” has the meaning set forth in Section 2.05(d)(i).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state and local laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II.
PURCHASE AND SALE

Section 2.01          Closing.

(a)            The parties acknowledge and agree that, immediately prior to the Closing: (i) pursuant to the conversion of that certain Secured Convertible Note dated May 24, 2024 by and between Company and SB Ohio, as borrowers, and East Liverpool Note Holdings LLC (“ELNH”), as lender, (the “ELNH Note”) into all of the issued and outstanding equity interests of SB Ohio (the “ELNH Conversion”), ELNH shall become the sole legal and beneficial owner of all issued and outstanding equity interests of SB Ohio; and (ii) the CA Notes Conversion shall occur, pursuant to which all outstanding principal, accrued interest, and other amounts under the Convertible Notes shall be converted in full into membership interests of the Company (or, in the case of the CA Note, membership interests of FarmaceuticalRX 2 LLC and warrants in favor of CACO), such that each Convertible Note shall be extinguished and of no further force or effect at or prior to the Closing and CACO shall become a holder of Company Securities. Notwithstanding the foregoing, SB Ohio shall remain a “Seller” for all purposes of this Agreement, and the ELNH Conversion shall not cause ELNH to become a separate “Seller” hereunder unless ELNH executes a joinder or other written agreement agreeing to be bound by the applicable terms of this Agreement.

(b)            Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 7:00 a.m., Central time, on the date to be specified by the parties hereto, but no later than the second Business Day after the conditions to Closing set forth in Article VII have been satisfied or (to the extent permitted by law) waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to occur solely for Tax and accounting purposes as of 11:59 p.m., Central time, on the Closing Date.

(c)            Immediately prior to the Closing, the Company may pay to Sellers in accordance with each Seller’s Pro Rata Share and the Company’s Charter Documents, an aggregate amount equal to the Company’s good faith estimate of the excess consolidated Cash of the Company as of the Closing less the Closing Cash (provided, that in no event shall any such payment result in an amount of Cash held by the Company less than the Minimum Cash Amount as of the Closing). The Company may make any such payment to Sellers in the form of a dividend, redemption or other method as determined by the Company to the extent it would not increase the Tax liabilities of the Company. For avoidance of doubt, no Cash paid or distributed pursuant to this Section 2.01(c) will be included as Closing Cash or otherwise included in any calculation of Closing Purchase Price. Notwithstanding anything to the contrary herein, from and after the date hereof through the Closing, the Company may use Cash in the Ordinary Course of Business to pay expenses and other obligations, so long as such use does not cause the consolidated Cash of the Company to fall below the Minimum Cash Amount as of the Closing. Accordingly, the Company shall not, and shall cause the Company not to, take any action or make any payment outside the Ordinary Course of Business that would cause the consolidated Cash of the Company to fall below the Minimum Cash Amount, including payments of (i) any Indebtedness, (ii) Taxes, (iii) bonuses to its directors, officers, employees, or service providers, or (iv) any other payables, in each case that are attributable to any period prior to the Closing, unless Sellers obtain Buyer’s prior written consent.

Section 2.02          Closing Deliverables.

(a)            At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following:

(i)            duly executed assignments of the Company Securities in favor of Buyer (together with any certificates for the Company Securities, duly endorsed in blank or accompanied by transfer powers or other instruments of transfer duly executed in blank and with all required transfer tax stamps affixed), free and clear of Encumbrances, and other evidence satisfactory to Buyer with respect to the transfer of the Company Securities by the Sellers to Buyer;

(ii)           resignations of the Resigning Executives and the directors or managers of the Company pursuant to Section 5.06;

(iii)          a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a), Section 7.02(b), and Section 7.02(d) have been satisfied;

(iv)          a certificate dated as of the Closing Date, executed by a duly authorized officer of each Seller, certifying (A) that the representations and warranties of such Seller and the Company contained in this Agreement are true and correct as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly speak only as of a specified date), and (B) attaching a true, correct and complete capitalization table of the Company after giving effect to the conversion of the ELNH Note, the CA Notes Conversion, and any other pre-Closing equity conversions, reorganizations or issuances (the “Post-Conversion Capitalization Certificate”);

(v)           a certificate of the Secretary or Chief Legal Officer (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of each Seller approving this Agreement, and (B) that such resolutions are in full force and effect and are all the resolutions of the Company Board or Sellers, as applicable, adopted in connection with the transactions contemplated hereby and thereby;

(vi)          a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized, and in which the Company is qualified to do business;

(vii)         at least three (3) Business Days prior to the Closing, (i) the Closing Cash Schedule certified by the Chief Financial Officer of the Company and (ii) the Payoff Letters, duly executed by the lender or similar party in each case thereof;

(viii)        at least three (3) Business Days prior to the Closing, the Closing Certificate;

(ix)          a duly completed and executed IRS Form W-9 from each Seller (or its regarded owner, if such Seller is disregarded for U.S. Tax purposes);

(x)           a Lock-Up Letter executed by each Seller substantially in the form attached hereto as Exhibit D (the “Lock-Up Letters”);

(xi)          the Escrow Agreement, duly executed by each Seller;

(xii)         the Required Consents (unless Buyer waives delivery thereof, except in the case of the Regulatory Consents which cannot be waived), in each case, on terms and conditions satisfactory to Buyer;

(xiii)        termination instruments evidencing the termination of the agreements and documents set forth on Section 3.24 of the Disclosure Schedules, in each case, with no further obligation of the Company and otherwise on terms and in form reasonably satisfactory to Buyer;

(xiv)        the Investor Rights Agreements substantially in the form attached hereto as Exhibit E (the “Investor Rights Agreements”), duly executed by each Seller;

(xv)         a list of all logins, passwords and authorized Persons for all tax accounts, bank accounts, social media, customer loyalty programs, portals and similar accounts and software used by the Company;

(xvi)        evidence of payment to holders of the Payoff Indebtedness by wire transfer of immediately available funds that amount of money due and owing to such holder of such Payoff Indebtedness as set forth on the Closing Certificate and the Payoff Letters;

(xvii)       the ELNH conversion deliverables consisting of (A) a conversion letter from ELNH irrevocably confirming conversion in full of all outstanding principal, accrued interest and any other amounts under the ELNH Note; (B) duly executed UCC-3 termination statements releasing all Encumbrances securing the ELNH Note; (C) a Pledge Agreement Termination and Release releasing all Encumbrances on the Company Securities and any related collateral; and (D) evidence of termination of the ELNH Note and related loan documents (other than customary provisions which expressly survive) (collectively, the “ELNH Conversion Deliverables”);

(xviii)      a conversion letter from CACO (in its capacity as holder and lender) irrevocably confirming conversion in full of all outstanding principal, accrued interest and any other amounts under each of the Convertible Notes into membership interests of the Company (or, in the case of the CA Note, membership interests of FarmaceuticalRX 2 LLC and warrants in favor of CACO), with no cash payment required by the Company (the “CA Notes Conversion Letter”);

(xix)        evidence of termination or release, in form and substance reasonably satisfactory to Buyer, of all warrants issued to CACO upon conversion of the CA Note; and

(xx)          such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)           At the Closing, Buyer shall deliver to the Sellers (or such other Person as may be specified herein) the following:

(i)            the Closing Share Payment, allocated between SB Ohio and CACO pro rata in accordance with their respective percentage ownership of the Company Securities as of immediately prior to the Closing (after giving effect to the CA Notes Conversion) as set forth in the Post-Conversion Capitalization Certificate (each Seller’s “Pro Rata Share”);

(ii)           payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses, as set forth on the Closing Certificate, provided that Buyer shall not pay any costs or expenses incurred at the written direction of Buyer or its Affiliates in connection with post-Signing integration, financing or restructuring activities, and any such amounts shall not constitute Transaction Expenses;

(iii)          a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d) have been satisfied;

(iv)          the Escrow Agreement, duly executed by each of Buyer and the Escrow Agent;

(v)           to the Escrow Agent, the Escrow Shares;

(vi)          the Investor Rights Agreements, duly executed by Buyer; and

(vii)         the Exchange Approval.

Section 2.03          Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the issuance of the Third Tranche Shares, any change in the Buyer Shares shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Total Purchase Price and any other amounts payable, or consideration deliverable, pursuant to this Agreement attributable to such Buyer Shares shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

Section 2.04          Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to each Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the issuance of such consideration under any provision of Law relating to Taxes; provided that prior to making any such deduction or withholding for Taxes, Buyer shall provide the applicable Seller with written notice reasonably describing the basis for the proposed withholding, and the parties shall cooperate in good faith for a period of not less than five (5) Business Days (or such shorter period as is reasonably necessary to comply with applicable Law) to determine whether such deduction or withholding (or any related sale or disposition of Buyer Shares) may be reduced, eliminated, or otherwise avoided. To the extent that amounts are so deducted and withheld by Buyer, such amounts shall be timely remitted by Buyer to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the applicable Seller. If, after the good-faith cooperation period described above, Buyer reasonably determines that it is legally required to satisfy any remaining, unavoidable withholding through the sale or other disposition of Buyer Shares or other securities deliverable to a Seller, Buyer may effect such sale solely to the extent necessary to satisfy such remaining, unavoidable withholding amount, plus any fees, commissions, and other third-party, out-of-pocket costs and expenses reasonably incurred by Buyer or its Affiliates. Any such sale shall be conducted in accordance with applicable Laws, at prevailing market prices, and in a commercially reasonable manner. Buyer shall not be under any obligation to obtain a particular price for the Buyer Shares or other security, as applicable, so sold. Buyer shall promptly notify the applicable Seller of the completion of such sale and shall remit the applicable portion of the net proceeds to the appropriate Governmental Authority, with any remaining net proceeds paid to the applicable Seller (after deduction of all fees, commissions and third-party, out-of-pocket costs and expenses in respect of such sale). Buyer shall be liable for, and shall indemnify each Seller against, any loss arising out of or relating to any sale under this Section 2.04 to the extent arising from Buyer’s negligence or willful misconduct. Except as otherwise set forth herein, neither Buyer, nor any other Person, will be liable for any loss arising out of any sale under this Section 2.04.

Section 2.05         Closing Purchase Price and Closing Share Payment Adjustment.

(a)           Closing Adjustment.

(i)            At least three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a statement (such statement, the “Estimated Closing Statement”), in reasonable detail, of the Company’s good faith estimated calculation of the Closing Purchase Price, and each component thereof, as of the Closing Date (the “Estimated Closing Purchase Price”), and the resulting Closing Share Payment, all prepared in all material respects in accordance with the Accounting Principles. The Estimated Closing Statement shall also contain an estimated consolidated balance sheet of the Company as of the Closing Date and an estimated consolidated statement of income for the prior twelve (12) calendar months immediately preceding the Closing Date, and for the twelve (12)-month period ended December 31, 2025, in each case prepared in accordance with the Accounting Principles. The Company shall provide Buyer with reasonable access to the books and records of the Company and shall cause the personnel of the Company to reasonably cooperate with Buyer for the purpose of enabling Buyer to review the Company’s determination of all amounts and estimates in the Estimated Closing Statement and each component thereof, and such amounts shall be adjusted in response to any reasonable comments of Buyer provided prior to the Closing. For the avoidance of doubt, to the extent the ELNH Note is converted in full at or immediately prior to the Closing in accordance with its terms, no cash payoff in respect of the ELNH Note shall be included in Closing Indebtedness or Transaction Expenses; provided that any fees, costs or expenses payable in connection with such conversion that remain unpaid as of the Closing shall be included in Transaction Expenses. Similarly, to the extent the CA Notes Conversion is completed in full at or immediately prior to the Closing in accordance with its terms, no cash payoff in respect of any Convertible Note shall be included in Closing Indebtedness or Transaction Expenses; provided that any fees, costs or expenses payable in connection with the CA Notes Conversion that remain unpaid as of the Closing shall be included in Transaction Expenses.

(ii)           Inventory Statement. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer or a representative of Buyer an Inventory estimate (the “Inventory Statement”) that shall be included as part of the Estimated Closing Statement, in accordance with the definition of Inventory and in accordance with the inventory accounting principles set forth in Exhibit F (the “Inventory Accounting Principles”); provided that, to the extent the definition of Inventory conflicts with the Inventory Accounting Principles, the definition of Inventory shall supersede the Inventory Accounting Principles. The Inventory Statement shall contain a list by product category, item number, or as is otherwise customary, the number and cost of each item of Inventory, and the estimated cost for such Inventory, as of the Closing. Buyer and the Company shall conduct a physical review of the Inventory on the Closing Date or within one (1) Business Day following the Closing Date in accordance with the definitions in this Agreement and the Inventory Accounting Principles, which Inventory results shall be used in the determination of the Final Closing Statement pursuant to Section 2.05(b). The physical inventory shall, if taken following the Closing Date, be reconciled to the amount of Inventory as of the Closing Date.

(b)           Post-Closing Adjustment. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth Buyer’s good faith calculation of, as of the Closing Date, (i) the Closing Cash, (ii) the Closing Indebtedness and Assumed Indebtedness, (iii) the unpaid Transaction Expenses, if any, (iv) the Closing Working Capital, (v) the amount of any Pre-Closing Taxes, (vi) the Actual Closing Purchase Price, determined based on the foregoing calculations of this Section 2.05(b)(i) through (v), together with the amounts included in the Estimated Closing Statement for clause (a) of the definition of “Closing Purchase Price”, and (vii) the Minimum Cash Amount (as finally determined pursuant to subsections (b) and (c), the “Final Closing Statement”), all calculated and prepared in all material respects in accordance with the Accounting Principles. In calculating Closing Working Capital, (A) the Inventory Accounting Principles and the definition of Inventory shall control over any inconsistent historical practices, (B) no new, non-recurring reserves or reclassifications shall be introduced relative to the most recent year-end Financial Statements, and (C) no changes to the Accounting Principles shall be made except as required by GAAP and only to the extent consistently applied; provided, however, that in preparing the Final Closing Statement, Buyer shall be permitted to correct any mathematical, clerical, factual or methodological errors where “methodological errors” means the application of an accounting method, classification, valuation technique, or estimation methodology that is inconsistent with the Accounting Principles or the express requirements of this Agreement, and excludes any changes in judgment, assumptions, reserves, or estimates that are otherwise consistent with the Accounting Principles.

(c)           Examination and Review.

(i)            Examination. After receipt of the Final Closing Statement, Sellers shall have forty-five (45) days (the “Review Period”) to review the Final Closing Statement. During the Review Period and during the resolution of any dispute pursuant to this Section 2.05(c), Sellers and their accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer, the Company, and/or their accountants to the extent that they relate to the Final Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Closing Statement as Sellers may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company. Buyer shall not, for purposes of the Final Closing Statement, apply accounting policies, classifications, valuation methods or estimation methodologies that are inconsistent with the Accounting Principles or apply purchase accounting.

(ii)           Objection. On or prior to the last day of the Review Period, Sellers may object to the Final Closing Statement by delivering to Buyer a written statement setting forth their objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for their disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)          Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts” and any matters not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Cohn Reznick or, if Cohn Reznick is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial regionally recognized firm of independent certified public accountants that is not the Company Auditor (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Statement. The parties hereto agree that all adjustments of Disputed Amounts shall be made without regard to materiality. The Independent Accountant shall only decide the specific calculations, items or amounts under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such calculation, item or amount in the Final Closing Statement and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)           Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement, and their resolution of any disputed amount under this Agreement for which they are engaged, including the Disputed Amounts in this Section 2.05, and their adjustments to the Final Closing Statement, as applicable, absent Fraud by any such Person or manifest mathematical error by the Independent Accountant, shall be conclusive and binding upon Sellers, Buyer and the Company. The Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Final Closing Statement shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.

(d)           Closing Purchase Price Adjustment.

(i)            If the Actual Closing Purchase Price as determined pursuant to Section 2.05(b) and (c) exceeds the Estimated Closing Purchase Price as determined pursuant to Section 2.05(a) (such excess, the “Upward Adjustment Amount”), then within ten (10) Business Days of such determination, Buyer shall issue to each Seller additional Buyer Shares (rounded down to the nearest whole number) equal to the quotient of (I) the Upward Adjustment Amount multiplied by such Seller’s Pro Rata Share, divided by (II) the Closing Share Price.

(ii)           If the Actual Closing Purchase Price as determined pursuant to Section 2.05(b) and (c) is less than the Estimated Closing Purchase Price as determined pursuant to Section 2.05(a) (such deficit, the “Downward Adjustment Amount”), then at the election of each Seller, within ten (10) Business Days of such determination, each Seller shall, in proportion to such Seller’s Pro Rata Share, (A) pay to Buyer in cash in immediately available funds such Seller’s pro rata portion of the Downward Adjustment Amount (or a portion thereof), or (B) direct the Escrow Agent to release to Buyer an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (I) such Seller’s pro rata portion of the Downward Adjustment Amount, divided by (II) the Closing Share Price; provided, that in the event that a Seller’s pro rata portion of the Downward Adjustment Amount is in excess of such Seller’s Escrow Shares, such Seller shall surrender to Buyer a number of Buyer Shares (rounded up to the nearest whole number) equal to the quotient of (I) such remaining excess, divided by (II) the Closing Share Price, and Buyer shall cancel such surrendered Buyer Shares.

(e)            Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Estimated Closing Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

Section 2.06         Deferred Share Payments.

(a)           The aggregate consideration for the Company Securities shall be paid by Buyer to each Seller (in accordance with such Seller’s Pro Rata Share) through the issuance of Buyer Shares in three tranches: (i) the Closing Share Payment made pursuant to Section 2.02(b)(i); (ii) the Second Tranche Shares issuable pursuant to Section 2.06(b); and (iii) the Third Tranche Shares issuable pursuant to Section 2.06(c).

(b)           Second Tranche Shares. Within five (5) Business Days following the Second Tranche Date, Buyer shall issue to each Seller a number of Buyer Shares (rounded down to the nearest whole number) (the “Second Tranche Shares”) equal to the quotient of (i) twenty-five percent (25%) of the Actual Closing Purchase Price multiplied by such Seller’s Pro Rata Share, divided by (ii) the Second Tranche Share Price.

(c)           Third Tranche Shares. Within five (5) Business Days following the Third Tranche Date, Buyer shall issue to each Seller a number of Buyer Shares (rounded down to the nearest whole number) (the “Third Tranche Shares”) equal to the quotient of (i) twenty-five percent (25%) of the Actual Closing Purchase Price multiplied by such Seller’s Pro Rata Share, divided by (ii) the Third Tranche Share Price.

Section 2.07         Forfeiture. In the event that:

(i)            (A) the higher of (I) the Company’s consolidated trailing twelve (12) month Adjusted EBITDA for the twelve full calendar months ending December 31, 2027, and (II) the Company’s consolidated trailing nine (9) month Adjusted EBITDA for the last nine (9) months of calendar year 2027, such amount annualized to reflect a full 12-month period, is less than

(B)            ninety-six and one-half percent (96.5%) of the Closing EBITDA (the absolute value of the amount of the deficiency of Section 2.07(i)(A) to the amount calculated in this Section 2.07(i)(B), if any, the “EBITDA Deficiency”); and

(ii)           the Company’s consolidated EBITDA Margin for the year ended December 31, 2027, is less than the Company’s consolidated EBITDA Margin for the year ended December 31, 2025, and

(iii)          the 20-day volume weighted average price per Buyer Share on the Exchange converted to United States Dollars based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during such 20-day period, as reported by Bloomberg Finance L.P. over the twenty (20) consecutive trading day period ending on the trading day immediately prior to December 31, 2027, is greater than $31.50 per Buyer Share, then, each Seller will, within ten (10) Business Days of such determination, transfer to Buyer a number of Buyer Shares, rounded down to the nearest whole number, held by such Seller equal to the quotient of (i) the Forfeiture Amount multiplied by such Seller’s Pro Rata Share, divided by (ii) the Closing Share Price. Notwithstanding anything contained herein to the contrary, in no event shall the total number of Buyer Shares forfeited under this Section 2.07 in the aggregate be in excess of twenty-five percent (25%) of the total Buyer Shares issued as Actual Closing Purchase Price.

Section 2.08         Buyer Shares.

(a)           Issuances of Buyer Shares. All Buyer Shares issued pursuant to this Agreement will, in the discretion of the Buyer, be evidenced by direct book-entry registration only, without the issuance of certificates representing such Buyer Shares. Buyer’s transfer agent shall document the terms, conditions and restrictions set forth in this Section 2.08. Each Seller confirms, acknowledges and agrees that (i) Buyer has advised such Seller that Buyer is relying on an exemption from the requirements to provide such Seller with a prospectus and to sell securities through a person registered to sell securities under applicable Canadian securities laws and, as a consequence of acquiring the Buyer Shares pursuant to this exemption, certain protections, rights and remedies provided by Canadian securities laws, including statutory rights of rescission or damages, will not be available to such Seller, (ii) there is no government or other insurance covering the Buyer Shares, (iii) there are risks associated with the purchase of the Buyer Shares and each Seller is aware of the risks and other characteristics of the Buyer Shares, and (iv) there may be restrictions on each Seller’s ability to resell the Buyer Shares and it is the responsibility of each Seller to find out what those restrictions are and to comply with them before selling them. Each Seller hereby consents to Buyer making a notation on its records or giving instructions to its registrar and transfer agent in order to implement the restrictions on transfers of Buyer Shares.

(b)           Registration. The Buyer Shares to be issued pursuant to this Agreement (i) will not, subject to any applicable provisions of the Investor Rights Agreements, be registered under the Securities Act in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act as set forth in Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, and (ii) will be distributed pursuant to the prospectus exemption provided by BC Instrument 72503 Distribution of Securities outside of British Columbia or such other exemption as may be available.

(c)           Legend. The Buyer Shares to be issued pursuant to this Agreement shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such shares shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such Laws are applicable to the Buyer Shares issued pursuant to this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

The Buyer is not an “NV Issuer” for the purposes of Policy 6 under the written policies of the Exchange, and the Buyer Shares to be issued pursuant to this Agreement shall, until such time as the shares are not so restricted under the written policies of the Exchange, bear a legend identical or similar in effect to the following legend with respect to such restrictions on transfer:

“THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AFTER THE DISTRIBUTION DATE].”

First trades in the Buyer Shares are subject to a restricted period on resale set out in National Instrument 45-102 – Resale of Securities and the Buyer Shares shall also, until such time as such shares are not so restricted, bear a legend identical or similar in effect to the following legend with respect to such restrictions on transfer:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

(d)           Securities Laws.

(i)            Notwithstanding anything to the contrary in this Agreement, each Seller acknowledges that the issuance and delivery of Buyer Shares pursuant to this Agreement, including any Second Tranche Shares and Third Tranche Shares, shall require the approval of and/or be issued and delivered in accordance with the rules, policies and directives of the Exchange and any other applicable regulatory body, and must be made in compliance with Securities Laws and any other applicable Laws.

(ii)           Seller consents: (A) to the disclosure of certain information regarding them and the transactions contemplated by this Agreement to the Exchange, the Canadian Securities Regulators and the SEC, including as required to be included in applicable Exchange issuance forms and as required by applicable Securities Laws, including pursuant to the filing of an exempt distribution report, and as may be required by the Securities Laws in any filing with the SEC, the Exchange, the Canadian Securities Regulators or other applicable securities regulators; and (B) to the collection, use and disclosure of their information by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators or as otherwise identified by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators, from time to time.

(iii)          Each Seller authorizes the indirect collection of Personal Information (as that term is defined under applicable privacy legislation, including the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time and the policies of the Exchange) by the securities regulatory authority or regulator under the authority granted in the applicable Securities Laws for the purposes of the administration and enforcement of the securities legislation and confirms that such Seller has been notified by Buyer that:

(A)           Buyer will be delivering the Personal Information, including information pertaining to each Seller to be set out in Schedule 1 or 2 of the Form 45106F1 – Report of Exempt Distribution (“ROED”), to the applicable securities regulatory authority or regulator;

(B)           such Personal Information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it in applicable Securities Laws;

(C)           such Personal Information is being collected for the purpose of the administration and enforcement of applicable Securities Laws of the local jurisdiction; and

(D)           the title, business address and business telephone number of the public official in the local jurisdiction where the ROED is filed who can answer questions about the security regulatory authority’s or regulator’s indirect collection of the information is set out in Section 2.08(d)(iii) of the Disclosure Schedules.

(iv)          Each Seller shall, as a condition of receiving any Buyer Shares hereunder, be required to make the necessary representations and warranties contained herein to ensure compliance with applicable U.S. federal and state Securities Laws, and will deliver any other supporting information as reasonably requested by Buyer in order to confirm such Seller’s status and the availability of an exemption or exclusion from the registration requirements of the Securities Act and applicable state Securities Laws for the issuance of such Buyer Shares to such Seller. In the event that, as of the time of required issuance of any Buyer Shares under this Agreement, a Seller does not qualify for the applicable exemptions under federal and state Securities Laws required for Buyer to issue such Buyer Shares to such Seller, then Buyer shall issue such Buyer Shares to a third party agent agreed upon by the parties, which shall hold the Buyer Shares on behalf of and for the benefit of such Seller. Such third party shall thereafter be permitted to effect transfer of such Buyer Shares to such Seller if and to the extent permitted under applicable Securities Laws, with such compliance with Securities Laws demonstrated to the satisfaction of counsel to Buyer, or may, after the expiration of any applicable lock up periods for such Buyer Shares contemplated under the applicable Lock-Up Letter, sell such Buyer Shares as permitted under applicable Securities Laws and transfer applicable proceeds to such Seller. Each Seller acknowledges and agrees that such Seller shall be responsible for, and indemnify such third party for, any taxes such third party incurs in connection with any such sales and transfers. Further, if required by applicable Securities Laws, regulatory policy or Governmental Order or by any securities commission, stock exchange or other Governmental Authority, each Seller shall execute, deliver and file and otherwise assist Buyer in filing reports, questionnaires, undertakings and other documents with respect to the issuance of the Buyer Shares.

(v)           Each Seller shall not distribute or transfer any of the Buyer Shares to its equityholders unless any such distribution or transfer is in compliance with all applicable federal and state Securities Laws.

Section 2.09          Intended U.S. Tax Treatment. For U.S. federal income tax purposes, it is intended that the transactions contemplated by this Agreement be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”). The parties shall file all Tax Returns consistent with the Intended Tax Treatment and shall not knowingly take, or knowingly cause to be taken, any position (whether on a Tax Return, in an audit, or otherwise) that is inconsistent with the Intended Tax Treatment, in each case unless otherwise required by final “determination” (within the meaning of Section 1313(a) of the Code). Notwithstanding the foregoing or anything else to the contrary in this Agreement, (i) neither Buyer nor any of its Affiliates makes any representation, warranty or covenant to Seller or other Person that the transactions contemplated by this Agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that nothing in this Section 2.09 shall limit or otherwise affect any representation or warranty expressly set forth in Section 4.10; and (ii) neither Buyer nor any of its Affiliates shall have any liability for any Losses or other damages under this Agreement as a result of the transactions contemplated by this Agreement failing to qualify for the Intended Tax Treatment; provided, however, that the foregoing limitation shall not apply to any Losses to the extent directly attributable to:

(A)           any breach of the representations and warranties set forth in Section 4.10; or

(B)           any breach of the covenants of Buyer relating to the Intended Tax Treatment set forth in this Section 2.09 and Section 6.11(b).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller and the Company, jointly and severally, hereby represent and warrant to Buyer as follows:

Section 3.01         Organization and Qualification.

(a)           (i) SB Ohio is a corporation duly formed, validly existing and in good standing under the Laws of the State of Ohio and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws; and (ii) CACO is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws.

(b)           The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Ohio and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. The Company is a corporation or limited liability company, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the State of Ohio and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. The Company is not licensed or qualified to do business in any state or jurisdiction other than the State of Ohio, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02         Authority. Each Seller and the Company has full corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller and the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by each Seller and the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of each Seller and the Company, respectively, and no other corporate or limited liability company proceedings on the part of any Seller or the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each Seller and the Company enforceable against each Seller and the Company in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which any Seller or the Company is or will be a party has been duly executed and delivered by such Seller or the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller or the Company, respectively, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity.

Section 3.03         No Conflicts; Consents. The execution, delivery and performance by each Seller and the Company of this Agreement and the Ancillary Documents to which such Seller or the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, articles of incorporation, by-laws or other organizational documents (“Charter Documents”) of such Seller or the Company; (b) subject to obtaining the consents, authorizations, Governmental Orders and approvals from the Governmental Authorities set forth in Section 3.03(b) of the Disclosure Schedules, including the Cannabis Consents (the “Regulatory Consents”), conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or the Company; (c) except for the Regulatory Consents and as set forth in Section 3.03(c) of the Disclosure Schedules (the items set forth on Section 3.03(c) of the Disclosure Schedules, the “Third-Party Consents” and, together with the Regulatory Consents, the “Required Consents”), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company, except for Federal Cannabis Laws; or (d) result in the creation or imposition of (i) any Encumbrance on the Company Securities, or (ii) any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except, in the case of clause (c), for any consents, conflicts, violations, breaches, defaults, accelerations, terminations, modifications, or cancellations that, or where the failure to obtain or provide any such consents, notices or take any other actions, in each case, would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution, delivery and performance by Sellers and the Company of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by Sellers and the Company, except for the Regulatory Consents.

Section 3.04         Capitalization.

(a)           As of the date of this Agreement, SB Ohio holds beneficially and of record all of the Company Securities issued and outstanding, as set forth on Section 3.04(a) of the Disclosure Schedules. Immediately prior to the Closing, after giving effect to the CA Notes Conversion, CACO will hold beneficially and of record the Company Securities issued to it upon conversion of the Convertible Notes, and SB Ohio will hold all remaining Company Securities, as further described in Section 3.04(g) and as certified in the Post-Conversion Capitalization Certificate. Except for the foregoing, there are no other classes of equity interests of the Company.

(b)           Section 3.04(b) of the Disclosure Schedules sets forth, with respect to the Company other than the Company (i) its total authorized capital stock or equity interests, (ii) its shares of capital stock or other equity interests issued and outstanding as of the close of business on the date of this Agreement, and (iii) the name of each Person that is the registered and beneficial owner of such issued and outstanding shares of capital stock or other equity interests.

(c)           (i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue capital stock, membership interests, or other equity interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends or distributions with respect to any capital stock, membership interests, or the equity interests of the Company.

(d)           All issued and outstanding Company Securities are (i) duly authorized, validly issued, and, to the extent applicable, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party; and (iii) except as set forth on Section 3.04(d) of the Disclosure Schedules, free of any Encumbrances. All issued and outstanding Company Securities were issued in compliance with applicable Law in all material respects.

(e)           Except as set forth on Section 3.04(e) of the Disclosure Schedules, no outstanding Company Securities are subject to vesting or forfeiture rights or repurchase rights. There are no outstanding or authorized stock or unit appreciation, dividend equivalent, phantom stock or units, profit participation or other similar rights with respect to the Company or any of its securities.

(f)            All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the applicable Charter Documents of the Company then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(g)           SB Ohio acknowledges and agrees that, immediately prior to the Closing, pursuant to the conversion of the ELNH Note, ELNH shall become the sole shareholder of SB Ohio, and all outstanding equity of SB Ohio shall be held of record and beneficially by ELNH. SB Ohio represents and warrants that such conversion and resulting ownership structure have been disclosed to Buyer and are consistent with the capitalization and ownership representations in this Agreement. CACO acknowledges and agrees that, immediately prior to the Closing and pursuant to the CA Notes Conversion, it will receive membership interests of the Company upon conversion of the Convertible Notes, and represents and warrants that such conversion and resulting ownership structure have been disclosed to Buyer and are consistent with the capitalization and ownership representations in this Agreement.

Section 3.05         No Subsidiaries. The Company does not own nor has any interest in any shares or other equity interests (including any option, warrant, convertible instrument or other right or obligation of any nature to acquire any equity interest) or has an ownership interest in any other Person.

Section 3.06         Financial Statements. True and complete copies of the Company’s unaudited consolidated financial statements consisting of the balance sheet of the Company as at December 31, 2025, 2024 and 2023, and the related consolidated statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited consolidated financial statement consisting of the balance sheet of the Company as at June 30, 2026, and the related consolidated statements of income and retained earnings, members’ equity and cash flow for the six (6) month period then ended (the “Interim Financial Statements,” and, together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with the Historical Accounting Principles. The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates they were prepared and the consolidated results of the operations of the Company for the periods indicated. The consolidated balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of June 30, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07         Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, the Company does not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date, and which are not, individually or in the aggregate, material in amount.

Section 3.08         Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 3.08 of the Disclosure Schedules, there has not been, with respect to the Company, any:

(a)           effect, event, development, occurrence, fact, condition or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of any Charter Documents of the Company;

(c)           split, combination or reclassification of any shares of capital stock or other equity capital;

(d)           issuance, sale or other disposition of any of its capital stock or other equity interests;

(e)           declaration or payment of any dividends or distributions on or in respect of any capital stock or other equity capital or redemption, purchase or acquisition of capital stock or other equity capital (other than in the Ordinary Course of Business);

(f)            material change in any method of accounting or accounting practice, except as required by GAAP or as set forth in Exhibit C, or as disclosed in the notes to the Financial Statements;

(g)           material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as required by GAAP or as set forth in Exhibit C, or as disclosed in the notes to the Financial Statements;

(h)           entry into any Contract that would constitute a Material Contract;

(i)            incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements (other than in the Ordinary Course of Business);

(k)           transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)            abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)          material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)           capital investment in, or any loan to, any other Person;

(o)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)           material capital expenditures;

(q)           imposition of any Encumbrance upon any properties, capital stock or assets, tangible or intangible;

(r)            other than in the Ordinary Course of Business, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as required for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, other than as provided for in any written agreements provided to Buyer prior to the date hereof;

(s)           hiring or promoting any person as or to (as the case may be) the position of an officer or hiring or promoting any employee below officer except in the Ordinary Course of Business;

(t)            adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, except in the Ordinary Course of Business, (ii) Benefit Plan, except as required by terms of such Benefit Plan or applicable Law, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its equity holders, or current or former directors, officers and employees;

(v)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)            purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(y)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)            Tax election made, modified or revoked, adoption or change in any Tax accounting method, amendment to any income or other material Tax Return, consent to any extension (other than in connection with the filing of a Tax Return in the ordinary course) or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to a refund of Taxes, any closing agreement entered into, voluntary disclosure agreement initiated with any taxing authority, or Tax claim or assessment initiated or settled; or

(aa)         Contract to do any of the foregoing.

Section 3.09         Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company as of the date of this Agreement (such Contracts, collectively with the Chicago Atlantic Debt Documents, all Contracts listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules, and all the Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract involving aggregate consideration in excess of $100,000, and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii)           all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)          all Contracts that provide for the indemnification by the Company of any Person, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not to provide for the indemnification by the Company of any Person, or the assumption of any Tax, environmental or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $100,000;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or payment, or severance pay, or without more than thirty (30) days’ notice;

(vii)         except for Contracts relating to trade payables, all Contracts relating to indebtedness (including guarantees);

(viii)        all Contracts with any Governmental Authority;

(ix)          all Contracts that limit or purport to limit the ability of the Company to compete in any line of business, with respect to any product with any Person or in any geographic area or market or during any period of time;

(x)           all Contracts that provide for any joint venture, partnership or similar arrangement, and any management services agreements with respect to the operation of a third party’s business or portion thereof;

(xi)           all collective bargaining agreements, Contracts, or similar agreements with any Union;

(xii)          (A) all Contracts with dispensaries, and (B) all Contracts with other potential customers for future supply of cannabis and related products to such Persons, containing covenants to supply such Persons with cannabis or related products in an amount in excess of $100,000; and (xiii)          any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, except to the extent that a Material Contract has expired according to its terms, in which case, such Material Contract remains valid and binding and in full force and effect with respect to the provisions that survive the expiration or termination thereof. Neither the Company or, to the Company’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would, with respect to the Company, or to the Company’s Knowledge, any other party thereto, constitute an event of default under any Material Contract, result in a termination thereof or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c)           Except as set forth on Section 3.09(a) of the Disclosure Schedules, the Company is not currently party to any Material Contract with any party for the supply of cannabis or related products.

Section 3.10          Title to Assets; Real Property.

(a)            The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets (not including Real Property) sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the items set forth in Section 3.10(a) of the Disclosure Schedules and the following (collectively referred to as “Permitted Encumbrances”):

(i)            Encumbrances for Taxes not yet due and payable or that are being contested in good faith for which appropriate reserves have been established in accordance with GAAP;

(ii)           mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, or, if delinquent, that are being contested in good faith and are not, individually or in the aggregate, material to the business of the Company;

(iii)          easements, rights of way, covenants, restrictions of record, maps, zoning ordinances and other similar Encumbrances affecting Real Property which do not interfere with the use or operation of such Real Property as such Real Property is presently used or operated;

(iv)          other than with respect to owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company; or

(v)           Encumbrances arising under or in connection with (i) the Assumed Indebtedness or (ii) Indebtedness that will be discharged at Closing.

(b)           Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such Real Property. Except as set forth in a lease applicable to leased Real Property, the Company is not a party to any agreement or option to purchase any Real Property or interest therein. With respect to owned Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies and underlying title documents, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete, and correct copies of any leases (and all amendments, modification, and any other agreements with respect thereto) affecting such leased Real Property (the “Leases” and individually, each a “Lease”). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. The Company’s possession and quiet enjoyment of the Real Property has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any Real Property. The Company’s present use and operation of the Real Property in the conduct of the Company’s business as presently conducted do not violate in any material respect (I) any Law (other than Federal Cannabis Laws), or (II) to the Company’s Knowledge, covenant, condition, restriction, easement, license, permit or agreement, applicable to the Real Property. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting any Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. Each Lease is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party to any Lease is in breach or default under (or is alleged to be in breach of or default under) such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both would constitute such breach or default, or permit the termination, modification, or acceleration of rent under such Lease.

Section 3.11         Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (including Company Intellectual Property) owned by the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as the business was conducted prior to the Closing, and the property and assets reflected in the Balance Sheet, or acquired after the Balance Sheet Date, and any other property or assets currently leased by the Company, constitute all of the property and assets presently used by the Company to conduct the Company’s business as currently conducted.

Section 3.12         Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered and/or common law Trademarks included in such Company Intellectual Property; (iii) all unregistered and material Copyrights included in the Company Intellectual Property; (iv) all proprietary software of the Company; (v) all domain names included in the Company Intellectual Property; and (vi) all other material Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b)           Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title and parties thereto, and separately identifying such Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s’ ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. The Company has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not, and, to the Company’s Knowledge, no other party thereto is, or is alleged to be, in breach of or default under, and, the Company has not provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Company IP Agreement.

(c)           Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use by the Company in the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company has, and enforces, a policy requiring their employees to execute a non-competition, proprietary information and assignment agreement and has provided Buyer with the form of such Contract. The Company has entered into binding, valid and enforceable, written agreements with each current and former employee, current and former independent contractor, and any other Person involved in the creation or development of Company Intellectual Property whereby such employee, independent contractor, or other Person (i) acknowledges the Company’s exclusive ownership of all Company Intellectual Property; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee, independent contractor, or other Person may have in or to Company Intellectual Property, to the extent such Company Intellectual Property does not constitute a “work made for hire” within the meaning of 17 U.S.C. §§ 101 and 201 of the Copyright Act; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any Company Intellectual Property, to the extent permitted under the Law.

(d)           Other than the Required Consents, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s rights to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)           All Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce such Company Intellectual Property which is registered or for which an application for registration has been filed, and taken all reasonable steps to preserve the confidentiality of all Trade Secrets included in such Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has made available to Buyer true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)            The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)           There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or, to the Company’s Knowledge, by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of such Company Intellectual Property or such Licensed Intellectual Property. To the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to such Action. The Company is not subject to any outstanding or, to the Company’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any such Company Intellectual Property or Licensed Intellectual Property.

(h)            Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or, to the Company’s Knowledge, threatened, against the Company alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation of applicable Law by the Company in connection with its use of social media.

(i)            All Company IT Systems are in good working condition and are all of the Company IT Systems used in the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past six years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has not been remedied. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements. The Company has complied with all relevant terms of service, terms of use, and any other policies or guidelines governing its use of open source software.

(j)            The Company has complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. Since January 1, 2020, the privacy and information security policies and procedures of the Company, and any other terms, notices, descriptions, disclosures, or statements regarding the Company’s information security practices or the collection, retention, use, Processing, storage, transfer, disclosure and distribution of Personal Information from individuals by the Company and its respective agents (the “Privacy and Data Security Policies”) are published or otherwise made available in connection with any of the Company’s products to the extent required by applicable Privacy Law. In the past six (6) years, the Company has not (i) experienced any known actual, alleged, or suspected data breach or other security incident involving Personal Information in its possession or control, or Personal Information held or Processed by any vendor, processor or other third party for or on behalf of the Company (any such security incident, a “Security Incident”), (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s or its agent’s collection, use, Processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k)           No disclosure or representation made or contained in the Privacy and Data Security Policies has been inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any omission or implication) in any material respects and, with respect to the Processing of Personal Information, the practices of the Company materially conforms, and at all times has materially conformed, to the Privacy and Data Security Policies that govern the use of such Personal Information.

(l)            The Company has data processing agreements in place with all affiliates, vendors, processors, service providers, or other Persons whose relationship with the Company involves the Processing of Personal Information on behalf of the Company, to the extent required by any Privacy Law.

(m)          The Company has periodically monitored all vendors, processors, or other third parties that Process any Personal Information or payment card data subject to payment card industry standards for or on the behalf of the Company, and have used commercially reasonable standards, plans, procedures, controls and programs to (i) identify and address internal and external risks to the privacy and security of Company IT Systems and Personal Information in their possession or control, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to protect such Company IT Systems and Personal Information and the material operation, integrity, confidentiality, availability, and security of their software, systems, applications and websites, and (iii) provide required notifications in compliance with the Privacy Laws in the case of any Security Incident. Such security measures are consistent with and have conformed to Privacy Law and any contractual commitments of the Company relating to security.

(n)           Except as disclosed on Section 3.12(n) of the Disclosure Schedules, since January 1, 2020, the Company has maintained a cyber insurance policy that is adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of the Company. Section 3.12(n) of the Disclosure Schedules sets forth a true, correct, and complete list of all pending claims and the claims history for the Company under such cyber insurance policy. The Company has delivered or made available to Buyer a true, complete, and correct copy of such cyber insurance policy.

(o)           The Company does not, either directly or indirectly, (A) use AI Technologies that are materially necessary for the internal operations of the Company, (B) distribute or otherwise make available AI Technologies to customers or other Persons for any purpose other than in the ordinary course of the Company’s business, (C) offer different prices or quality of goods or services to end consumers through any product or service where such price or quality differences are determined by Personal Information about the end consumer, or (D) permit any Personal Information associated with Company or its customers (including deidentified data) to be used as Training Data by any other Person.

(p)           The execution, delivery or performance of this Agreement and the consummation of any of the transactions contemplated by this Agreement do not and will not (i) violate the Privacy and Data Security Policies, (ii) violate any of the Privacy Laws or (iii) require the consent of or notice to any Person concerning Personal Information.

Section 3.13         Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, (a) consists of a quality and quantity usable or salable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course of Business, except for spoiled, obsolete, damaged, contaminated, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, (b) except as set forth in Section 3.13(b) of the Disclosure Schedules, is of a quantity usable or saleable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course of Business, (c) was cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Laws (except for the Federal Cannabis Laws), and (d) does not contain any prohibited pesticides, contaminants or any other substance at levels or tolerances or in amounts prohibited by applicable Laws. Other than such inventory sold or otherwise disposed of in the Ordinary Course of Business, all such inventory is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and no such inventory is held on a consignment basis.

Section 3.14         Accounts Receivable. Except as set forth in Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Balance Sheet on the accounting records of the Company have been determined in accordance with the Historical Accounting Principles, and, with respect to accounts receivable arising after the Interim Balance Sheet Date have been determined in accordance in all material respects with the Historical Accounting Principles, both consistently applied, and both subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15         Customers and Suppliers.

(a)           Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, no Material Customer has ceased, and the Company has not received any notice that any Material Customer intends to cease after the Closing, and the Company has no Knowledge of such intent to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)           Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, no Material Supplier has ceased, and the Company has not received any notice that any Material Supplier intends to cease after the Closing, and the Company has no Knowledge of such intent to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16         Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and, subject to the Required Consents or except as otherwise disclosed on Section 3.16 of the Disclosure Schedules, shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each such Insurance Policy. Such Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. Such Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are for coverage in amounts in compliance with all applicable Laws and Material Contracts to which the Company is a party or by which it is bound.

Section 3.17         Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 3.17(a) of the Disclosure Schedules, as of the date hereof there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by (A) the Company affecting any of its properties or assets, or (B) any of the current or former owners, officers, directors, managers or employees of the Company in their capacity as such; or (ii) against or by any Seller or the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof, to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (i) the Company or any of its properties or assets, or (ii) any current or former owner, officer, director, manager or employee of the Company in their capacity as such. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of such Governmental Order.

(c)           Section 3.17 of the Disclosure Schedules sets forth a complete and correct list and description of all Actions to which any current or former owner, officer, director, manager or employee of the Company in their capacity as such was a party and which were resolved in the past five (5) years.

Section 3.18         Compliance With Laws; Permits.

(a)           Except as set forth in Section 3.18(a) of the Disclosure Schedules and with respect to Federal Cannabis Laws, the Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)           The Company is in compliance in all material respects with all applicable state and local Laws, and, other than Federal Cannabis Laws, Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, delivery, sale and possession of cannabis or medical marijuana. The Company does not import or export cannabis products from or to any foreign country.

(c)           All Permits required for the Company to conduct its business as presently conducted have been obtained by it and are valid and in full force and effect.

(d)           All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(d) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth in Section 3.18(d) of the Disclosure Schedules, no event has occurred, or failed to occur, that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, surrender or limitation of any Permit set forth in Section 3.18(d) of the Disclosure Schedules.

Section 3.19         Environmental Matters.

(a)           The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements. There are no facts, circumstances, or conditions that could reasonably be expected to result in an Environmental Claim.

(b)           The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company as presently conducted and all such Environmental Permits are in full force and effect and shall be maintained by the Company through the Closing Date in accordance with Environmental Law, and, to the Company’s Knowledge, no condition, event or circumstance exists with respect to the Company, or its business or operations as presently conducted, that constitutes a material violation of any such Environmental Permit.

(c)           No Real Property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company, or with respect to any Real Property currently owned, operated or leased by the Company, or, to the Company’s Knowledge, formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e)           Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks for Hazardous Materials owned or operated by the Company.

(f)            Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and, to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by the Company.

(g)           The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)           The Company has provided or otherwise made available to Buyer true, correct, and complete copies of: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)            To the Company’s Knowledge, no condition, event or circumstance concerning the Release or regulation of Hazardous Materials exists that could reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j)            The Company does not possess, and is not entitled to, any Environmental Attributes.

Section 3.20         Employee Benefit Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, commission, performance award, phantom equity, stock or stockbased, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, life insurance, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)           With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any related trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of the most recent summary plan descriptions, summaries of material modifications subsequent to any such summary plan description, summaries of current benefits and coverage, COBRA communications, employee handbooks and any other material written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the three (3) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three (3) most recently completed plan years, if any; (viii) the nondiscrimination tests performed under the Code, if any, with respect to the three (3) most recently completed plan years; and (ix) copies of any material notices, letters or other nonroutine correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)           Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event or circumstance has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. No event or circumstance has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)           No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to, or has maintained, contributed to, had any obligation to contribute or otherwise had any liability with respect to any (i) single employer plan or other “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA or 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Affiliates (A) have withdrawn from any pension plan under circumstances resulting (or expected to result) in any Liability to the Pension Benefit Guaranty Corporation; nor (B) have engaged in any transaction which would give rise to a Liability of the Company or any of their Affiliates under Section 4069 or Section 4212(c) of ERISA. None of the Benefit Plans provide for post-retirement life or health insurance, benefits or coverage (except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state, local or foreign Law), and neither the Company nor any of its Affiliates has any liability to provide post termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and the Historical Accounting Principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with the Historical Accounting Principles.

(e)           Each Benefit Plan can be amended, terminated or otherwise discontinued at any time, including after the Closing in accordance with its terms. The Company does not have any commitment or obligation and has not made any representations to any current or former employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)            There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan is or has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is or has been a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g)           There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis and other than increases to expenses to provide or maintain a Benefit Plan incurred in the Ordinary Course of Business).

(h)           Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)            Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment or accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (ii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21         Employment Matters.

(a)           Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of the Company, or independent contractors or consultants regularly engaged in the business or operations of the Company, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or parttime); (iii) hire or retention date; (iv) current annual base compensation or hourly rate (or contract fee, as applicable); (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof, including accrued vacation or paid time off; (vii) exempt or non-exempt classification under the Fair Labor Standard Act or any equivalent Laws of any jurisdiction; (viii) eligibility to receive severance benefits; (ix) visa/immigration status; and (x) principal work location. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all current or former employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or, as of the Closing Date, will be included as Current Liabilities in the estimated Closing Working Capital). There are no outstanding agreements, understandings or commitments of the Company with respect to any increases to compensation, commissions, bonuses or fees payable to employees, independent contractors or consultants of the Company for services performed after Closing.

(b)           The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company. No Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union. No complaint against the Company is currently pending or threatened before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any analogous entity in any country and the Company has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees and no such investigation is in progress. There are, and have been, no labor or employment-related proceedings of any kind, pending or, threatened in any forum, relating to an alleged violation by the Company (or their directors, managers, officers, consultants, independent contractors, or employees (in their capacity as such)) of any Law.

(c)           The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is and has been in compliance in all material respects with all applicable immigration laws, including Form I-9 requirements. There are no and there have not been any Actions against the Company pending, or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws. No current or former employee of the Company or independent contractor engaged the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, nonsolicitation or proprietary rights agreement, between such employee or independent contractor, as the case may be, and any other Person, in each case that (x) limits or otherwise restricts the employee’s or independent contractor’s ability to perform such employee’s or independent contractor’s duties to the Company or (y) would be breached or violated by such employee’s or independent contractor’s performance of such duties.

(d)           The Company has complied in all material respects with the WARN Act and all other employment loss notification obligations arising under any statute or otherwise. The Company has no plans to undertake any action in the future that would trigger the WARN Act, and the Company has not engaged in any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger any WARN Act obligation. No former employees of the Company have suffered an “employment loss” (as defined in WARN) in the ninety (90) days prior to the date hereof.

(e)           No employee of any the Company is party to any agreement as to length of notice or severance payment required to terminate such employee’s employment, including in connection with a change of control.

(f)            The Company has not had any immigration violations, nor has the Company employed any individual not authorized to work in the United States for work in the United States, and the Company has complied with all Form I-9 requirements (including proper completion and retention of Forms I-9 for all employees and/or leased employees) and any applicable mandatory E-Verify, and no visa or work permit held by any employee of the Company will expire during the twelve (12) month period following the date of this Agreement. There is no pending or threatened investigation or audit by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws in respect of the Company. The Company has not received a “no match” letter from the Social Security Administration concerning any current or former employee.

(g)           (i) The Company has not entered into any settlement agreement relating to the allegations of sexual harassment or sexual misconduct by any officer, director or employee; and (ii) no discrimination, harassment or assault allegations have been made against any of the Company’s senior employees or officers. The Company is and has been in compliance with all applicable Laws relating to harassment training for their employees and does not reasonably expect any material Liabilities with respect to any harassment allegation of which it is or was made aware.

(h)           The Company has not received notice from any third party that any current or former employee or independent contractor: (i) has violated any of the terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such employee has entered with any thi          on behalf of, the Company, any Trade Secrets or proprietary information or documentation of any third party, or (iii) has interfered in the employment relationship between any third party and any of such third party’s present or former employees. The Company is not obligated to defend or indemnify any current or former employee for any such employee’s breach of any terms or conditions of any employment, noncompetition, non-solicitation or non-disclosure agreement that such Person has entered with any third party.

(i)            The Company has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees and no such investigation is in progress.

(j)            Other than the Resigning Executives, no executive officer of the Company has, or has notified the Company of his or her intent to, (i) terminate his or her employment or service with the Company, (ii) terminate his or her employment or service upon the consummation of the transactions contemplated by this Agreement, or (iii) demand additional compensation in connection with, or upon the consummation of, the transactions contemplated by this Agreement.

Section 3.22         Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)           All income and other material Tax Returns required to be filed on or before the Closing Date by the Company has been, or will be, timely filed with the appropriate taxing authorities. Such Tax Returns are, or will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by the Company on or before the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely and properly paid.

(b)           The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equity holder, or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it has been, is, or may be, subject to Tax by that jurisdiction.

(d)           No waiver, extension or comparable consent given by the Company regarding the filing of any Tax Return or the application of the statute of limitations with respect to any Taxes (including any assessment or deficiency) or Tax Returns is outstanding, nor is any request for any such waiver, extension, or consent pending, in each case other than as a result of automatic, sixmonth extensions granted in connection with the filing of an originally-filed Tax Return.

(e)           The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f)            To the Knowledge of Seller or the Company, no deficiency for, or request for information relating to, any Taxes has been proposed, asserted or assessed against the Company. No deficiency for, or request for information relating to, any Taxes has been proposed, asserted or assessed by a taxing authority in writing against the Company.

(g)           There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of the Company, nor has there been any written notice to the Company by any taxing authority regarding any such potential or threatened Tax audit or other proceeding.

(h)           The Company has made available or will make available to Buyer correct and complete copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2021.

(i)            There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)            The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation, or similar agreement.

(k)            The Company has not requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might affect the amount of Tax due from the Company after the Closing Date. Other than powers of attorney executed by the Company in the Ordinary Course of Business for the purposes of filing Tax Returns and responding to inquiries related thereto, all of which may be terminated after the Closing, no power of attorney with respect to Taxes has been executed or filed with any taxing authority by or on behalf of any of the Company that will remain in effect at the Closing.

(l)            The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than any such group of which the Company is the common parent). The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract. The Company owns no equity or other interest treated as equity for Tax purposes in any Person.

(m)           The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)             any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Laws relating to Taxes), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)           intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or similar provision of state, local, or foreign law;

(iii)          an installment sale or open transaction occurring on or prior to the Closing Date;

(iv)          a prepaid amount received on or before the Closing Date outside of the Ordinary Course of Business;

(v)           election under Section 108(i) of the Code; or (vi)          any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(n)           The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o)           The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(p)           The Company is, and has been at all times since the effective date of its election, treated as a C corporation for U.S. federal income tax purposes. The Company has never been or has ever filed any Tax Return as an S corporation (within the meaning of Sections 1361 and 1362 of the Code) or as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code). Section 3.22(p) of the Disclosure Schedules sets forth the US federal income Tax classification of the Company and any changes to such classification within the last five (5) years.

(q)           To the Knowledge of Seller, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated hereunder from qualifying for the Intended Tax Treatment.

Section 3.23         Books and Records. The minute books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contains, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, Sellers, the Company Board, and any committees of the Company Board. The stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24         Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, no executive officer or director of the Company or any person owning, directly or indirectly, five percent (5%) or more of the Company Securities (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25         Brokers. Except as set forth in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Seller or the Company.

Section 3.26         Securities Law Representations.

(a)           Each Seller is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act and as defined by Section 1.1 of National Instrument 45-106 – Prospectus Exemptions. Each Seller has such knowledge and experience in financial, Tax and business matters as to be capable of evaluating independently the merits and risks of its investment in the Buyer Shares and is able, without impairing its financial condition, to hold such Buyer Shares for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment.

(b)           The Buyer Shares to be acquired by each Seller will be acquired for investment for such Seller’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act or applicable Canadian Securities Laws, and such Seller has no present intention of selling, contributing, granting any participation in, or otherwise distributing the same in violation of the Securities Act or applicable Canadian Securities Laws.

(c)           Each Seller is a person or entity resident outside of Canada, is not acquiring the Buyer Shares pursuant to this Agreement on behalf of, or for the account or benefit of, any person or company in Canada, and the acquisition of Buyer Shares is not part of a plan or scheme to avoid the prospectus requirements in connection with a distribution of such securities to a person or company in Canada. Each Seller acknowledges that Buyer Shares may be subject to resale restrictions under applicable Law and covenants that any resale or further distribution of the Buyer Shares will be made only in compliance with applicable Law.

(d)           Each Seller has not acquired the Buyer Shares as a result of any form of “general solicitation” or “general advertising” (as such terms are defined in Regulation D under the Securities Act) including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or the internet, or broadcast over the internet, radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(e)           Each Seller understands that (i) the Buyer Shares have not been registered under the Securities Act or any state securities laws, by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein, (ii) the Buyer Shares are, or will, when issued, be “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Seller may not resell or otherwise transfer the Buyer Shares unless they are registered with the SEC and qualified by state authorities, or an exemption or exclusion from such registration and qualification requirements is available, (iii) except as may be set forth in the Investor Rights Agreements, Buyer will have no obligation to register or qualify Buyer Shares for resale in the United States, (iv) if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale requirements, the holding period for the Buyer Shares, and on requirements relating to Buyer that are outside of such Seller’s control, and which Buyer is under no obligation and may not be able to satisfy, and (v) no public market may continue to exist for the Buyer Shares in the U.S. or elsewhere, and that Buyer has made no assurances that a public market will continue to exist for the Buyer Shares in the U.S. or elsewhere.

(f)            Each Seller understands and acknowledges that (i) if Buyer is ever deemed to be, or to have been at any time previously, an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents, Rule 144 under the Securities Act may not be available for resales of the Buyer Shares, and (ii) Buyer is not obligated to take, and has no present intention of taking, any action to make Rule 144 under the Securities Act (or any other exemption) available for resales of the Buyer Shares.

(g)           Each Seller understands and acknowledges that no agency, Governmental Authority, regulatory body, stock exchange or other entity (including, without limitation, the SEC or any state securities commission) has made any finding or determination as to the merit of investment in, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the transactions contemplated hereby or the Buyer Shares.

(h)           Each Seller is a United States person (as defined by Section 7701(a)(30) of the Code), or, if the Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), such Seller hereby represents that he, she or it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with such Seller’s acquisition of the Buyer Shares, or any use of this Agreement, including (i) the legal requirements within his, her or its jurisdiction for the acquisition of the Buyer Shares, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to such Seller as a result of the transactions contemplated hereby and the acquisition, holding, redemption, sale, or transfer of the Buyer Shares.

(i)            Each Seller’s receipt of and continued beneficial ownership of the Buyer Shares will not violate any applicable securities or other Laws.

Section 3.27         Seller Beneficial Ownership. Immediately prior to the Closing and after giving effect to the CA Notes Conversion and the ELNH Conversion: (a) with respect to SB Ohio: (i) ELNH is owned 90% by Alan Schuchner, 0.01% by Zoe Myers-Bochner, and 9.9% by FarmaceuticalRX 2, LLC, an Ohio limited liability company; (ii) no such Person is a Prohibited Person under applicable cannabis Laws; and (iii) no such ownership requires any consent of or filing with any Regulator other than the Required Consents set forth on Section 3.03 of the Disclosure Schedules; and (b) with respect to CACO: (i) CACO holds the Company Securities it received pursuant to the CA Notes Conversion free and clear of all Encumbrances; (ii) CACO is not a Prohibited Person under applicable cannabis Laws; and (iii) CACO’s ownership of Company Securities does not require any consent of or filing with any Regulator other than the Required Consents set forth on Section 3.03 of the Disclosure Schedules.

Section 3.28         No Other Representations and Warranties. The representations and warranties made by Sellers and the Company contained in this Article III constitute the sole and exclusive representations and warranties of Sellers and the Company to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or its business or operations, or (b) as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer or its representatives) are specifically disclaimed by Sellers and the Company.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the correspondingly numbered Section of the Disclosure Schedules or (b) as disclosed in any reports, schedules, exhibits, forms, statements (including registration statements), prospectuses, certifications, and other documents that Buyer filed with or furnished to the SEC pursuant to the Securities Act or the Exchange Act (together with any exhibits and schedules thereto and other information incorporated therein) or filed on SEDAR+ on or after December 31, 2022 and no later than three (3) Business Days prior to the date of this Agreement, Buyer represents and warrants to Sellers as follows:

Section 4.01         Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, except with respect to the impact of any Federal Cannabis Laws. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Buyer; (b) subject to Buyer’s prior delivery and receipt of notices and approvals required by the Buyer Cannabis Laws and the Ohio Cannabis Laws, and the Exchange Approval, and assuming each Seller qualifies for a valid exemption under applicable Securities Laws with respect to receipt of any Buyer Shares, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer (except for Federal Cannabis Laws); or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. The Buyer Board, by resolutions duly adopted by unanimous written consent of the Buyer Board, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of Buyer Shares, are fair to, and in the best interests of, the shareholders of Buyer, and (ii) approved and declared advisable the transactions contemplated by this Agreement, including the issuance of Buyer Shares. Other than notices and approvals required by the Buyer Cannabis Laws and the Ohio Cannabis Laws, and the Exchange Approval, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings and approvals as may be required under Securities Laws.

Section 4.03         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04         Legal Proceedings. Except as disclosed in Section 4.04 of the Disclosure Schedules, as of the date hereof, there are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any of its Affiliates that (a) materially affect any of their properties or assets, or (b) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof, to Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05         Capitalization.

(a)            As of the close of business on July 24, 2026, the issued and outstanding share capital of Buyer consists of (i) 48,537,449 Buyer Shares, (ii) 7,718 Buyer Multiple Voting Shares, and (iii) nil super voting shares. In addition, as of the close of business on July 24, 2026, an aggregate of 1,091,448 Buyer Shares are issuable upon the exercise of outstanding equity award options and 3,183,465 Buyer Shares are issuable upon the exercise of outstanding warrants to purchase Buyer Shares.

(b)            The Buyer Shares issuable to Sellers pursuant to this Agreement will, when issued, (i) be duly authorized, validly issued, fully paid and non-assessable; (ii) not be subject to any preemptive rights created by statute, the Charter Documents of Buyer, or any agreement to which Buyer is a party; (iii) except as set forth on Section 4.05(b) of the Disclosure Schedules, be free of any Encumbrances created by Buyer in respect thereof; and (iv) be issued in compliance with applicable Laws.

Section 4.06         Financial Statements. Complete copies of Buyer’s audited financial statements consisting of the balance sheet of Buyer as of December 31, 2025 and the related statements of income and retained earnings for the twelve-month period then ended (the “Buyer Financial Statements”) have been made available via public filing on sec.gov or SEDAR+. The Buyer Financial Statements fairly present, in all material respects, the financial position of Buyer as of the date thereof and the results of the operations of Buyer for the periods indicated thereby, subject to normal and recurring year-end adjustments and the absence of notes.

Section 4.07         Absence of Buyer Material Adverse Effect. Since the date of the Buyer Financial Statements, in connection with the execution and delivery of this Agreement and the other documents and agreements entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby, there has not been or occurred any event, condition, change, or effect that has resulted in a Buyer Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.08         Compliance With Laws. Buyer has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets except as would not have a Buyer Material Adverse Effect.

Section 4.09         Securities Law Matters. Buyer is a “reporting issuer” or the equivalent thereof and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in the provinces of British Columbia, Alberta and Ontario. Buyer files reports with the SEC pursuant to Section 12(g) of the Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of Buyer and, to the Knowledge of Buyer, no inquiry or investigation (formal or informal) of Buyer or the public disclosure record of the Buyer by any Securities Authority or the SEC, is in effect or ongoing or, to the Knowledge of Buyer, is threatened or expected to be implemented or undertaken. Buyer has not taken any action to cease to be a reporting issuer in any such province or to deregister the Buyer Shares under the Exchange Act, nor has Buyer received notification from any Canadian Securities Regulators seeking to revoke the reporting issuer status of Buyer or from the SEC seeking to deregister the Buyer Shares under the Exchange Act. The Buyer Shares are listed and posted for trading on the Exchange and quoted on the OTCQX. Buyer is in compliance with applicable requirements of the Securities Laws, the Exchange and the OTCQX, except where noncompliance would not result in a Buyer Material Adverse Effect.

Section 4.10         Taxes.

(a)           Buyer is presently, and upon the Closing will be, treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

(b)           Buyer presently intends to continue the historic business of the Company or use a significant portion of their historic business assets in a business.

(c)           Buyer presently has no plan or intention to distribute or transfer the Company Securities, or to cause or permit the Company to distribute or transfer any of the assets of the Company, in any transaction that is not permitted by Section 368(a)(2)(C) of the Code or Treasury Regulations Section 1.368-1(d), 1.368-2(d) or 1.368-2(k) to be undertaken without causing the transactions contemplated hereunder from qualifying for the Intended Tax Treatment.

Section 4.11         Solvency. Immediately after giving effect to the transaction contemplated by this Agreement (including the issuance of Buyer Shares and assumption of any liabilities), Buyer is and will be Solvent. For purposes of this Agreement, “Solvent” means that (a) the fair value of Buyer’s assets exceeds its debts and liabilities, including contingent liabilities; (b) the present fair saleable value of Buyer’s assets is greater than the amount required to pay its probable liabilities as they become absolute and matured; (c) Buyer has adequate capital to carry on its business and all businesses in which it is engaged; and (d) Buyer will not have incurred debts beyond its ability to repay such debts as they mature.

Section 4.12         Compliance with Cannabis Laws. To Buyer’s Knowledge, Buyer and its Subsidiaries are, and since January 1, 2024 have been, in compliance in all material respects with all applicable state, and local Laws governing the cultivation, manufacturing, processing, distribution, transport, retail sale, storage, tracking, reporting, and handling of cannabis and cannabis-related products (collectively, the “Buyer Cannabis Laws”). Buyer has not received written notice from any Governmental Authority alleging any material violation of Buyer Cannabis Laws that remains unresolved as of the date of this Agreement. No suspension, revocation, cancellation, or non-renewal of any material Permit held by Buyer related to any cannabis business is pending or, to Buyer’s Knowledge, threatened, as of the date of this Agreement.

Section 4.13         No Undisclosed Liabilities. To Buyer’s Knowledge, Buyer does not have any material liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise), except for (a) liabilities reflected or reserved against in the Buyer Financial Statements; (b) liabilities incurred in the Ordinary Course of Business since the date of the Buyer Financial Statements; and (c) liabilities arising under this Agreement or the Ancillary Documents. To Buyer’s Knowledge, Buyer is not subject to any material off-balance sheet arrangements or similar obligations that would be required to be disclosed under GAAP.

Section 4.14         No Unresolved Accounting or Audit Matters. To Buyer’s Knowledge, Buyer is not subject to any resolved or pending (i) material disagreements with its independent auditors, (ii) material internal control, disclosure control, or financial reporting deficiencies, (iii) restatement requirements, or (iv) material investigations, reviews, or inquiries by the SEC, Canadian Securities Regulators, or Buyer’s independent auditors relating to its accounting practices, financial statements, internal controls, or audit results. To Buyer’s Knowledge, Buyer has not been informed by its auditors of any material reportable conditions, material weaknesses, or significant deficiencies that remain unremediated.

Section 4.15         No Other Representations and Warranties. The representations and warranties made by Buyer contained in this Article IV constitute the sole and exclusive representations and warranties of Buyer in connection with the transactions contemplated hereby, and the Company and Sellers understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of Buyer or its business or operations, or (b) as to the accuracy or completeness of any information regarding Buyer furnished or made available to the Company, Sellers, or their representatives) are specifically disclaimed by Buyer.

Section 4.16         Acknowledgement and Representations by Buyer. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto (including, for avoidance of doubt, any Ancillary Documents), neither the Company nor any of its respective directors, officers, managers, members, employees, affiliates, stockholders, equity holders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or affiliates prior to the execution of this Agreement, or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates.

ARTICLE V.
COVENANTS

Section 5.01         Reasonable Commercial Efforts. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date (but subject to Section 5.07):

(a)           Each party will cooperate with the other parties and use its commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the Ancillary Documents and applicable Law to consummate and make effective the transactions contemplated hereby and thereby as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Closing and (iii) execute and deliver such documents, certificates and other papers as a party may reasonably request to evidence the other party’s satisfaction of its obligations hereunder.

(b)           Without limiting the foregoing, the parties will: (i) cooperate with one another promptly to determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law and (ii) cooperate in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.

(c)           Each party will keep the other party reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each party will without limitation: (i) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the transactions contemplated hereby, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement and any Ancillary Document and (iv) furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

Section 5.02         Conduct of Business Prior to the Closing.

(a)            From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) conduct the business of the Company in the Ordinary Course of Business, including with respect to Inventory management; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(i)            preserve and maintain all Permits;

(ii)           pay debts, Taxes and other obligations when due, except as may be contested by the Company in good faith;

(iii)           maintain the properties and assets owned, operated or used in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v)           defend and protect their properties and assets from infringement or usurpation;

(vi)          perform all of their obligations, in all material respects, under all Contracts relating to or affecting its properties, assets or business, except such obligations as may be contested in good faith by the Company;

(vii)         maintain its books and records in accordance with past practice;

(viii)        comply in all material respects with all applicable Laws;

(ix)           not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 (as if set forth herein) to occur; and

(x)            terminate or withdraw as a participating employer from (as applicable), effective immediately prior to the Closing, any and all 401(k) plans sponsored by the Company, and upon written request by Buyer at least ten (10) Business Days prior to the Closing Date, terminate, effective immediately prior to the Closing, all or any other Benefit Plans covering employees of the Company identified by Buyer in its written request. Upon such termination, the Company shall provide Buyer with evidence reasonably acceptable to Buyer that each such Benefit Plan identified by Buyer has been terminated (effective prior to the Closing) pursuant to resolutions of the Company Board.

(b)           For purposes of this Section 5.02, ‘Ordinary Course of Business’ shall be interpreted with reference to the Company’s past practice during the twelve (12) months preceding the date hereof and shall include actions reasonably necessary to comply with applicable Law, Regulator directives or to preserve the Cannabis Licenses.

(c)           Sellers shall cause the Company not to amend, waive, terminate, assign, subordinate, refinance or otherwise modify any Chicago Atlantic Debt Document, or take or omit to take any action that would impair or adversely affect (i) any lien or other collateral securing the Chicago Atlantic Debt Documents, (ii) the validity, priority, perfection or enforceability of the Chicago Atlantic Debt Documents, or (iii) any rights or remedies of Chicago Atlantic Admin, LLC or its Affiliates (“Chicago Atlantic”) thereunder, in each case without the prior written consent of Chicago Atlantic; provided, however, that nothing in this Section 5.02(c) shall restrict or prohibit the CA Notes Conversion. Buyer shall not, prior to the Closing, direct, induce or consent to any action by the Company that would violate the foregoing covenant.

(d)           Notwithstanding anything to the contrary in this Agreement, each of the ELNH Conversion and the CA Notes Conversion is expressly permitted, shall not constitute a breach of this Section 5.02 or any negative covenant, and shall not constitute a Material Adverse Effect or give rise to any termination right. The parties acknowledge that the ELNH Conversion and the CA Notes Conversion are each a condition to Closing and shall each be completed prior to or concurrently with Closing.

(e)           In addition, the Parties acknowledge that the transactions contemplated by this Agreement constitute or may constitute a change of ownership or control of a cannabis licensee regulated by the Ohio Division of Cannabis Control and are therefore subject to the requirements of Ohio Revised Code Chapter 3780, et seq., Chapter 3796, et seq., and Ohio Administrative Code Chapter 1301:18, et seq. (collectively, the “Ohio Cannabis Laws”). In accordance with those requirements:

(f)            The Parties agree that no transfer of ownership or control, whether direct or indirect, shall occur unless and until the Ohio Division of Cannabis Control has issued its prior written approval of the transactions contemplated hereby. The Parties shall not amend governance documents, effect equity issuances or transfers, implement management or control changes, or otherwise take any action that would result in a change of ownership or control prior to receipt of such written approval.

(g)           Each Party shall use commercially reasonable efforts to cooperate in good faith to prepare, submit, and prosecute all filings, applications, notices, and supporting materials required by the DCC in connection with such approval, including, without limitation, preparation and submission of the following:

(i)            a draft and final form of this Agreement, including all schedules and exhibits, as required by the DCC;

(ii)           a narrative description of the proposed transaction;

(iii)          capitalization tables and organizational charts (pre- and post-transaction);

(iv)          identification of all persons holding a direct or indirect ownership or control interest at or above applicable regulatory thresholds; and

(v)           the proposed owner’s operating agreement or other governing documents.

(h)           The Parties acknowledge that the DCC may require submission of a final execution-ready version of this Agreement immediately prior to execution, and the Parties agree to reasonably cooperate to address DCC comments or requested revisions, provided that no Party shall be required to accept any modification that would be materially adverse to such Party.

Section 5.03         Access to Information. From the date hereof until the Closing, the Company shall (i) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, the Company shall permit Buyer and its Representatives to conduct non-intrusive environmental due diligence on the Company and the Real Property. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement. Notwithstanding anything to the contrary, neither the Company nor Sellers shall be required to disclose: (i) information subject to attorney-client privilege or work product, (ii) competitively sensitive information to the extent disclosure would reasonably be expected to violate applicable antitrust or competition Laws, or (iii) information which, if disclosed, would violate a third-party confidentiality obligation (after using reasonable efforts to obtain a waiver).

Section 5.04         No Solicitation of Other Bids.

(a)           Sellers and the Company shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers and the Company shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)           In addition to the other obligations under this Section 5.04, Sellers and the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by any Seller or the Company or any of their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           Sellers and the Company agree that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.05         Notice of Certain Events.

(a)           From the date hereof until the Closing, Sellers and the Company shall promptly notify Buyer in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)          any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or the Company in this Agreement (including Section 7.02 and Section 8.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06         Resignations. Unless otherwise requested by Buyer, the Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the Resigning Executives and the other managers and directors of the Company.

Section 5.07         Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary, in each case, for the performance of its obligations pursuant to this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. SB Ohio shall notify Buyer and the Regulator of any pre-Closing change in SB Ohio’s beneficial ownership resulting from the ELNH Conversion and shall use commercially reasonable efforts to obtain (or confirm the non-requirement of) any Regulatory Consents relating solely to such change.

(b)           Each party hereto shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02, Section 3.03 and Section 4.02 of the Disclosure Schedules.

(c)           Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)           in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, have such Governmental Order vacated or lifted.

(d)           Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company, or any of their respective Affiliates (or agree to or permit or require the Company to do any of the foregoing); (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect on Buyer and its Affiliates or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement or any Ancillary Document; or (iii) any material modification or waiver of the terms and conditions of this Agreement or any Ancillary Document.

Section 5.08         [Reserved].

Section 5.09         Public Announcements. Buyer and Sellers shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, unless otherwise required by applicable Law, directives or approvals of the Regulator, or stock exchange or trading market requirements (based upon the reasonable advice of counsel) or otherwise permitted by this Agreement, no party to this Agreement shall issue any press release or make any public announcements in respect of this Agreement or the transactions contemplated hereby without (a) the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) the prior approval of the Regulator to the extent required under the Act or any applicable Regulatory Consents. The parties shall cooperate as to the timing and contents of any such announcement; provided that no separate approval will be required in respect of any press release or public announcement to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement, subject in all cases to any applicable requirements of the Regulator.

Section 5.10         Takeover Statutes. If any state antitakeover statute, “moratorium,” “control share acquisition,” “business combination,” “fair price” or similar statute or regulation (collectively, “Takeover Laws”) is or may become applicable to the transactions contemplated by this Agreement, the Company and its Affiliates shall use reasonable best efforts to (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any Takeover Laws on the transactions contemplated hereby.

Section 5.11         Regulatory Consents. Without limiting the generality of Section 5.01, the parties hereto shall cooperate and collectively use commercially reasonable efforts to promptly obtain and receive all findings, approvals, and consents (including the Regulatory Consents) necessary for the transfer of the ownership interests of the Cannabis Licenses, and shall cooperate to submit all necessary applications, forms, supporting documents, background checks, investigations, interviews, and the like to any Regulator or any other applicable state, county, municipal and other local Governmental Authorities, in accordance with the Act.

Section 5.12         Release. Effective upon the Closing, each Seller, on such Seller’s own behalf and on behalf of such Seller’s owners, successors, assigns and any other Person that may claim by, through or under such Seller, hereby irrevocably waives, releases and discharges the Company, its respective past, present and future controlled Affiliates and their respective present and former managers, directors, officers, agents, employees and representatives (collectively, the “Releasees”) from any and all Liabilities to such Seller as of the Closing of any kind or nature whatsoever, whether as an equity holder, employee, officer or manager of the Company or otherwise, including arising in connection with the negotiation or execution of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement, instrument or understanding or otherwise at law or equity, and each Seller covenants and agrees that neither such Seller, nor any of such Seller’s owners, successors, assigns and any other Person that may claim by, through or under such Seller, shall seek to recover any amounts in connection therewith or thereunder from any Releasee, other than Liabilities arising under any Ancillary Document.

Section 5.13         Further Assurances. At any time after the Closing Date, each Seller shall promptly execute, acknowledge and deliver any other assurances or documents and take, or cause to be taken, all actions reasonably requested by Buyer and necessary for Buyer to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE VI.
TAX MATTERS

Section 6.01          Tax Covenants and Transfer Taxes.

(a)           Without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and except as set forth on Section 6.01 of the Disclosure Schedules, prior to the Closing, the Company shall not (and Sellers shall cause the Company not to) make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that could reasonably be expected to have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company (or any of their respective Affiliates) in respect of any Post-Closing Tax Period.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest and any real property transfer Tax and any other similar Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, shall be borne and paid by Sellers when due. The Company and Sellers, as necessary, shall reasonably cooperate with Buyer in connection with the filing of any Tax Returns with respect thereto as necessary.

Section 6.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax indemnity, Tax sharing, Tax allocation, or similar agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03         Tax Indemnification. Subject to Section 8.04(c) and excluding all Excluded Taxes (to the extent such Excluded Taxes actually reduce the Total Purchase Price), each Seller shall, severally and not jointly (each in proportion to its Pro Rata Share), indemnify the Buyer Indemnitees and hold them harmless from and against (a) all Taxes required to be withheld by the Company as a result of the distributions or other payments contemplated by Section 2.01(c) hereof; (b) all Taxes of Sellers; (c) any and all Taxes related to or resulting from the ELNH Conversion; (d) all Taxes of the Company for all Pre-Closing Tax Periods (including any Taxes as a result of Section 280E of the Code); (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; provided, that such Taxes shall be determined without duplication described in (a) above; (f) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, in each case relating to an event or transaction occurring on or before the Closing Date; (g) all Taxes resulting from the Company’s failure to deliver the certificate and required notice, properly completed and executed, as contemplated by Section 2.02(a)(ix) hereof; and (h) the Tax matters set forth on Section 6.03(h) of the Disclosure Schedules (collectively, “Indemnified Taxes”). For purposes of determining Indemnified Taxes for any Straddle Period, Section 6.05 shall apply, and any transactions or events undertaken by Buyer or its Affiliates that are outside the Ordinary Course of Business and occur after the Closing on the Closing Date (excluding those transactions or events contemplated hereunder) shall be treated as occurring in the portion of the Straddle Period beginning after the Closing Date. In each of the above cases, the term “Taxes” shall include Losses arising from or relating to such Taxes, including the non-payment thereof.

Further, in each of the above cases, Buyer and Sellers shall direct the Escrow Agent to release to Buyer an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (1) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (2)) of such Indemnified Taxes, divided by (2) the twenty (20)-day volume weighted average price of the Buyer Shares ending on the trading day immediately prior to such release on the Exchange, as reported by Bloomberg Finance L.P., with any excess of the amount of Indemnified Taxes over the then-remaining number of Escrow Shares to be paid by (C) Sellers transferring to Buyer a number of Buyer Shares (rounded up to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such remaining excess Indemnified Taxes, divided by (II) the twenty (20)-day volume weighted average price of the Buyer Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P.

Section 6.04         Tax Returns.

(a)           SB Ohio shall prepare and timely file, or cause to be prepared and timely filed, at the Sellers’ expense, all Tax Returns required to be filed by the Company that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are shown as due and payable on such Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by applicable Law). SB Ohio shall submit to Buyer any income and other material Tax Return (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) prepared, or caused to be prepared, by SB Ohio at least thirty (30) days prior to the due date (including extensions) of such Tax Return for Buyer’s review and comment, and SB Ohio and Buyer shall reach agreement on such Tax Returns prior to the filing thereof. Should SB Ohio and Buyer disagree on any matter in any such Tax Return, SB Ohio and Buyer shall cooperate in good faith to resolve such dispute and, to the extent SB Ohio and Buyer are unable to resolve any such dispute, such items thenremaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.05(c)(iii)-(v).

(b)           Buyer shall, other than Tax Returns that are governed by Section 6.04(a), prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company that are first due after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Returns shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by applicable Law) and, if it is an income or other material Tax Return with respect to a Pre-Closing Tax Period, shall be submitted by Buyer to SB Ohio (together with schedules, statements and, to the extent requested by SB Ohio, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return for SB Ohio’s review and comment. Buyer shall consider SB Ohio’s comments in good faith. The parties agree to treat any Transaction Tax Deductions as deductible in the Pre-Closing Tax Period ending on the Closing Date to the extent supported by a “more likely than not” or higher reporting basis for U.S. federal income Tax purposes based on an opinion from a nationally-recognized Tax advisor reasonably acceptable to Buyer. The parties shall cooperate in good faith to resolve any dispute regarding all such Tax Returns, and to the extent Buyer and SB Ohio are unable to resolve all disputes with respect to any such Tax Return, such items remaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.05(c)(iii)-(v). Within ten (10) Business Days after payment by Buyer of Taxes due with respect to the filing of any such Tax Return that relates to Pre-Closing Tax Periods, Sellers shall cause to be paid and/or released to Buyer the amount of Taxes shown as due on such Tax Return that are attributable to a Pre-Closing Tax Period (to the extent such Taxes due are not Excluded Taxes) in a manner consistent with the payment of any Indemnified Taxes owed to Buyer under Section 6.03. For the avoidance of doubt, (i) the preparation and filing of any Tax Return of the Company that does not relate in whole or in part to a Pre-Closing Tax Period shall be exclusively within the control of Buyer and shall not be provided to SB Ohio for review or comment, and (ii) in no event shall Buyer be required to provide to SB Ohio the Tax Returns of Buyer, including any Tax Return of a consolidated group of which Buyer is a member.

Section 6.05         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of such Straddle Period ending on the Closing Date for purposes of this Agreement shall be:

(a)           in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable period ended with the Closing Date; provided that any transactions or events undertaken, or caused to be undertaken, by Buyer that are outside the Ordinary Course of Business and occur after the Closing on the Closing Date (other than any transactions or events taken pursuant to this Agreement) will be treated for all purposes under this Agreement as occurring in the portion of the Straddle Period beginning after the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06         Contests. Buyer shall give prompt written notice to SB Ohio (and in all events, within thirty (30) days of the receipt thereof) of the receipt of any written notice by the Company, Buyer or any of Buyer’s Subsidiaries, which involves the assertion of any claim, or the commencement of any Action relating to Taxes in respect of which an indemnification claim may be made by any Buyer Indemnitee pursuant to this Agreement (a “Tax Claim”); provided, that the failure to comply with such notice provision shall not affect Buyer’s right to indemnification hereunder unless Sellers are materially and adversely prejudiced by such failure. Buyer shall control the contest or resolution of any Tax Claim; provided that (i) Buyer shall provide SB Ohio copies of all material written correspondence related to such Tax Claim and otherwise keep SB Ohio reasonably apprised of all material developments with respect to any Tax Claim, (ii) Buyer shall obtain the prior written consent of SB Ohio (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (iii) SB Ohio shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.07         Cooperation and Exchange of Information. The Company, each Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Company, Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, each Seller, the Company or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.08         Survival. The provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; provided, however, any claim for indemnification by the Buyer Indemnitees pursuant to Section 6.03 for Indemnified Taxes, Section 8.02(a) for any breach of a representation contained in Section 3.22, or Section 8.02(b) for any breach of a covenant, undertaking, agreement or obligation contained in this Article VI, to the extent asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to the applicable expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.09         Precedence. Notwithstanding anything to the contrary in this Agreement, Section 6.06 shall govern with respect to Tax Claims and, to the extent that any obligation or responsibility pursuant to Article VIII may conflict with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.10         Refunds.

(a)           All refunds of income Taxes of the Company received in cash and attributable to any income Tax Return filed by or with respect to the Company for a Pre-Closing Tax Period (net of any Taxes and any documented, out-of-pocket expenses of Buyer or its Affiliates (including the Company) reasonably incurred to obtain such refund and net of any portion of such Tax refund that is attributable (as determined on a with and without basis) to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a Post-Closing Tax Period) (a “Pre-Closing Tax Refund”), shall, subject to the other terms of this Section 6.10, be the property of Sellers.

(b)           Subject to the last proviso of this Section 6.10(b), no later than two (2) years following receipt by Buyer or its Subsidiaries (including the Company) of any Pre-Closing Tax Refund, Buyer shall, at its sole option, pay the amount of such Pre-Closing Tax Refund to Sellers, in accordance with each Seller’s Pro Rata Share, by issuance of Buyer Shares (rounded down to the nearest whole number) equal to the quotient of (i) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (ii)) of the Pre-Closing Tax Refund, divided by (ii) the twenty (20)-day volume weighted average price of the Buyer Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P.; provided that, for any such refund, if at the time such Pre-Closing Tax Refund would otherwise be payable to Sellers pursuant to this Section 6.10, without limiting the applicability of any survival periods or other limitations on Sellers’ indemnification obligations pursuant to Section 6.03 or Article VIII, a Buyer Indemnitee has a claim for indemnification for a Loss under Section 6.03 or Article VIII, Buyer may retain such Pre-Closing Tax Refund, or a portion thereof, in the amount of such Loss until such claim has been agreed or finally resolved, and Sellers’ indemnification obligations under Section 6.03 and Article VIII with respect to such Loss shall be reduced by the amount of such Pre-Closing Tax Refund retained pursuant to this Section 6.10.

Section 6.11         Prohibited Actions.

(a)           Without the prior written consent of SB Ohio (which shall not be unreasonably withheld, conditioned, or delayed), following the Closing, Buyer and its Subsidiaries (including the Company) shall not, unless otherwise required by applicable Law, take any action that would reasonably be expected to materially increase the Taxes owed by the Company for any taxable period (or portion thereof) ending on or before the Closing Date if such Taxes would be Indemnified Taxes, including by: (i) amending any previously filed income Tax Return of the Company or waiving or extending any statute of limitations period in respect of any income Tax or income Tax Return of the Company for any Pre-Closing Tax Period, (ii) making or changing any Tax election of the Company with retroactive effect to any Pre-Closing Tax Period, or (iii) initiating any voluntary disclosure, settlement discussion, or similar affirmative submission with any taxing authority regarding Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period.

(b)           Buyer and its Subsidiaries shall not knowingly take (or cause to be taken) any action not contemplated by the Agreement that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(c)           Buyer and its Subsidiaries shall not make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(d)           Notwithstanding the foregoing, Buyer and its Subsidiaries shall be permitted, without SB Ohio’s consent, to (A) file originally required Tax Returns for any Straddle Period or Post-Closing Tax Period in the ordinary course and consistent with past practice, (B) participate in audits, examinations, inquiries, or proceedings commenced by a taxing authority in the ordinary course (provided that Buyer shall not voluntarily expand the scope of any such audit to Pre-Closing Tax Periods to the extent such expansion is otherwise prohibited by this Section 6.11), and (C) make elections or take positions that would not reasonably be expected to result in a material increase in Pre-Closing Taxes. Nothing in this Section 6.11 shall be construed to restrict Buyer or its Affiliates from filing Tax Returns or taking actions solely with respect to taxable periods beginning after the Closing Date.

Section 6.12         Cash Limitation. Notwithstanding anything to the contrary in this Agreement, no cash or other boot consideration shall be payable by Buyer to or for the benefit of any Seller in connection with the transactions contemplated hereby (including pursuant to Section 6.10 and amounts treated as interest, if any).

Section 6.13         Financial Statement Deliverables. Upon Buyer’s written request delivered at any time prior to or after the Closing, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer the unaudited consolidated financial statements of the Company for any fiscal quarter ending prior to the Closing Date for which such financial statements have been or are required to be prepared (each, a “Requested Interim Financial Statement”), in each case consisting of a consolidated balance sheet as of the end of such fiscal quarter and the related consolidated statements of income, members’ equity and cash flows for the fiscal quarter then ended. Each Requested Interim Financial Statement shall be prepared in accordance with the Historical Accounting Principles and, to the extent not inconsistent therewith, GAAP, and shall fairly present, in all material respects, the consolidated financial position of the Company as of the date thereof and the consolidated results of operations and cash flows for the period indicated thereby, subject in each case to normal year-end adjustments and the absence of footnotes. The Company shall deliver each Requested Interim Financial Statement within thirty (30) days following Buyer’s written request therefor (or, if later, within thirty (30) days following the end of the applicable fiscal quarter). The Company shall cause its personnel to reasonably cooperate with Buyer and its auditors in connection with any review, audit or other procedures that Buyer or its auditors may require with respect to such Requested Interim Financial Statements, including in connection with the preparation and filing by Buyer of any current report on Form 8-K or other filing required under the Securities Act or the Exchange Act.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority of competent jurisdiction shall have commenced, and not terminated or withdrawn, any Action against Buyer, any Seller or the Company for the purpose of obtaining any Governmental Order that would have the effect of making the consummation of the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, other than Federal Cannabis Laws.

Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or Buyer’s waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:

(a)           Other than the representations and warranties of Sellers and the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25, the representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date shall be so true and correct as of such date), provided that Sellers and the Company shall have a period of five (5) Business Days after receipt of written notice from Buyer to cure any such breach that is curable. The representations and warranties of Sellers and the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), provided that Sellers and the Company shall have a period of five (5) Business Days after receipt of written notice from Buyer to cure any such breach that is curable. Delivery of the PostConversion Capitalization Certificate pursuant to Section 2.02(a)(iv) shall constitute Sellers’ certification for purposes of this Section 7.02(a) as of the Closing Date.

(b)           Each Seller and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, each Seller and the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            The Company’s licenses set forth on Section 7.02(c) of the Disclosure Schedules shall each be valid and in full force and effect, with no violations having been experienced, noted or recorded, which violations have not been cured to the satisfaction of Buyer in its sole discretion as of the Closing Date, and no Proceeding pending or threatened to revoke or limit such licenses on the Closing Date.

(d)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)           Sellers shall have delivered each of the closing deliverables set forth in Section 2.02(a) including the ELNH Conversion Deliverables and the CA Notes Conversion Letter.

(f)            The Company shall have unrestricted Cash in an amount not less than the Minimum Cash Amount.

(g)           The Exchange Approval shall have been received.

(h)           The Third Party Consents shall have been received in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(i)            The Company or Buyer, as applicable, shall have received the Regulatory Consents, and Buyer shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities with respect to Buyer Cannabis Laws and the Ohio Cannabis Laws referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(j)            Chicago Atlantic Admin, LLC and its Affiliates shall collectively hold, directly or indirectly, less than twenty percent (20%) of the issued and outstanding Buyer Shares immediately following the Closing, calculated on a pro forma basis as of immediately prior to Closing.

(k)           Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, that immediately prior to the Closing, ELNH is the sole legal and beneficial owner of all issued and outstanding equity interests of SB Ohio, and that such equity is free and clear of all Encumbrances other than those released pursuant to the ELNH Conversion Deliverables.

Section 7.03         Conditions to Obligations of Sellers and the Company. The obligations of Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or the waiver by Sellers, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:

(a)           Other than the representations and warranties of Buyer contained in Section 4.01, Section 4.03 and Section 4.05, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date), provided that Buyer shall have a period of five (5) Business Days after receipt of written notice from Sellers to cure any such breach that is curable. The representations and warranties of Buyer contained in Section 4.01, Section 4.03 and Section 4.05 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date), provided that Buyer shall have a period of five (5) Business Days after receipt of written notice from Sellers to cure any such breach that is curable.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           Buyer shall have delivered each of the closing deliverables set forth in Section 2.02(b).

(d)           From the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect.

(e)           Upon the Closing, Buyer shall be treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

ARTICLE VIII.
INDEMNIFICATION

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.22, Section 3.25, Section 4.01, Section 4.02, Section 4.03, Section 4.05 and Section 4.10 (collectively, the “Fundamental Representations”) shall (subject to Section 6.08 with respect to Section 3.22) survive Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to the survival periods specified in Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, or covenant and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Sellers. From and after the Closing, subject to the other terms and conditions of this Article VIII, each Seller shall, severally and not jointly (each in proportion to its Pro Rata Share), indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers or the Company pursuant to this Agreement;

(b)           any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by the Company (if before or at the Closing) or Sellers pursuant to this Agreement or in any certificate or instrument delivered by or on behalf of the Company or Sellers pursuant to this Agreement;

(c)           any obligation of the Company to indemnify, reimburse, or advance expenses to any officer, director, manager, employee or equity owner of the Company relating to acts or omissions prior to the Closing, whether under the Company’s Charter Documents or otherwise;

(d)           any Transaction Expenses or Closing Indebtedness to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Buyer at or prior to the Closing, to the extent not deducted in the determination of Closing Purchase Price; or

(e)           the items set forth on Section 8.02(e) of the Disclosure Schedules.

Section 8.03         Indemnification By Buyer. Except as provided in Section 2.09, from and after the Closing, subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(b)           any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 (and, with respect to Section 8.04(c), Section 6.03) shall be subject to the following limitations and additional provisions:

(a)           Except as set forth in Section 8.04(c), Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds an amount equal to one-half percent (0.5%) of the Closing Purchase Price (the “Deductible”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar (i.e., including the Deductible). Except as set forth in Section 8.04(c), the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed an amount equal to ten percent (10%) of the Closing Purchase Price (the “Cap”) (except for (i) any Losses related to any inaccuracy in or breach of any Fundamental Representations, which are subject to the limitation set forth in Section 8.04(c), and (ii) any Losses on the part of the Buyer Indemnitee claiming indemnification hereunder resulting from Fraud, gross negligence, intentional misrepresentations or intentional misconduct, which shall not be subject to the Cap).

(b)           Except as set forth in Section 8.04(c), Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar (i.e., including the Deductible). Except as set forth in Section 8.04(c), the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap (except for any Losses on the part of a Seller Indemnitee claiming indemnification hereunder resulting from Fraud, gross negligence, intentional misrepresentations or intentional misconduct, which shall not be subject to the Cap).

(c)           Notwithstanding anything to the contrary herein, (i) the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, (ii) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, for which Sellers shall be liable pursuant to Section 8.02(a), or for which Buyer shall be liable pursuant to Section 8.03(a), shall not exceed one hundred percent (100%) of the Actual Closing Purchase Price, and (iii) except in the case of Fraud, gross negligence, intentional misrepresentations, or intentional misconduct or indemnification pursuant to Section 8.02(e), in no event shall Sellers’ liability pursuant to this Article VIII (excluding Section 8.02(e)) exceed the value (as if such amounts were all received as of Closing) of the Actual Closing Purchase Price that Sellers actually receive.

(d)           For purposes of this Section 8.04, in determining the existence of an inaccuracy in or a breach of any representation or warranty and for purposes of calculating the amount of any Losses with respect to any inaccuracy in or breach of any representation or warranty, such determinations and calculations shall be made without regard to any materiality, Material Adverse Effect, Knowledge or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)           Any indemnification payment required under this Article VIII shall be adjusted for the amount of any Losses that are actually recovered from any insurance proceeds (net of cost of enforcement and collection of insurance proceeds and deductibles and increases in insurance premiums) and any indemnity, contribution or similar payment received by the Indemnified Party in respect of any such Losses.

(f)            No party shall be entitled to (i) double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or (ii) recover any Excluded Taxes or, without duplication, any amounts to the extent such amounts were treated as liabilities or were otherwise specifically taken into account as a deduction in computing the Total Purchase Price.

(g)           Nothing in this Agreement is intended to limit any obligation under applicable Law with respect to mitigation of damages.

(h)           In no event shall any party be liable for punitive damages, except to the extent actually awarded to a third party.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII (whether Buyer, on the one hand, or Sellers, on the other hand) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII (whether Buyer, on the one hand, or Sellers, on the other hand) is referred to as the “Indemnifying Party”.

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, written notice shall promptly be given (but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim) to Sellers if the Third Party Claim is being made or brought against a Buyer Indemnitee, and to Buyer if the Third Party Claim is being made or brought against a Seller Indemnitee. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (w) for which the Indemnified Party has been reasonably advised by counsel that there exists a reasonable likelihood of a conflict of interest between the Indemnified Party and the Indemnifying Party, (x) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) that seeks an injunction or other equitable relief against the Indemnified Parties or (z) that is with respect to a criminal action against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if the Indemnified Party has been reasonably advised by counsel that (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to (or is not permitted to, as set forth above) assume the defense of, compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, settle and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-ofpocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially and adversely impacted thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 8.06         Setoff. Without limiting any other provision of this Article VIII or any rights of setoff or other similar rights that an Indemnified Party may have at common law, (i) Buyer will have the right to set-off, withhold and deduct, in accordance with this Section 8.06, from any issuance of Second Tranche Shares or Third Tranche Shares due to the applicable Seller hereunder, any Losses owed by such Seller to a Buyer Indemnitee pursuant to such Buyer Indemnitee’s right to indemnification set forth in Article VI or this Article VIII (or to which such Seller otherwise acknowledges is agreed to as an indemnifiable Loss, and each Seller will be deemed to agree to indemnifiable Losses in respect of any Third Party Claim for which any Seller has assumed the defense as an Indemnifying Party); provided that Buyer may set-off, withhold and deduct from any Second Tranche Shares or Third Tranche Shares any Losses or other amounts suffered or paid by Buyer, the Company, or any Buyer Indemnitee in respect of any indemnifiable claim under Section 8.02(c), and each Seller will be deemed to accept the foregoing set-offs, withholdings, or deductions in proportion to its Pro Rata Share, in each case subject in all respects to the applicable limitations and other provisions set forth herein, including (as applicable), Article VI and this Article VIII, and (ii) with respect to any matters for which the foregoing clause (i) does not apply, to the extent that a Buyer Indemnitee suffers Losses or incurs any other amounts to which a Buyer Indemnitee reasonably believes such Buyer Indemnitee is entitled to indemnification under Article VI or this Article VIII, Buyer shall be entitled to submit (on behalf of the Buyer Indemnitee) a notice of such good faith claim (each, a “Set-Off Claim”) thereof to Sellers. Any Set-Off Claim shall be resolved in accordance with the procedures set forth in Article VI or this Article VIII, as applicable, depending on the nature of the underlying claim; provided that in the event that Buyer is unable to resolve any timely objections made by Sellers to such Set-Off Claim within thirty (30) days following the delivery of the notice of such Set-Off Claim, then Buyer or the applicable Buyer Indemnitee may seek judicial determination of such claim and upon such determination of such Set-Off Claim (or upon agreement of the applicable Seller), may set-off, withhold, and deduct such Losses and other amounts against the applicable Seller’s Second Tranche Shares or Third Tranche Shares, as applicable. For the avoidance of doubt, (a) Buyer may hold back and delay the issuance and delivery of any Second Tranche Shares or Third Tranche Shares that are subject to a Set-Off Claim pending determination thereof (or agreement of the applicable Seller) pursuant to subsection (ii) of the previous sentence, and (b) Buyer shall issue and deliver to the applicable Seller any Second Tranche Shares or Third Tranche Shares (i) that are not subject to a Set-Off Claim pursuant to and in accordance with the terms and conditions of this Agreement, and (ii) that are subject to a Set-Off Claim that are determined to be issuable to such Seller promptly following their determination pursuant to subsection (ii) of the previous sentence. Buyer’s right of setoff under this Section 8.06 shall be limited to amounts then finally determined to be owing pursuant to Section 8.05 pursuant to (A) a written agreement between Buyer and the applicable Seller, (B) a final, nonappealable judgment of a court of competent jurisdiction, or (C) a final, non-appealable arbitral award.

Section 8.07         Payments; Recovery.

(a)           Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication by the methods set forth in Section 8.07(b). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from the expiration of such fifteen (15) Business Day period at a rate per annum equal to the lesser of (i) the Prime Rate then in effect plus two percent (2%) per annum, or (ii) ten percent (10%) per annum. Such interest shall be non-compounding and calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)           Without limitation of Section 8.06, any Losses determined to be payable to a Buyer Indemnitee pursuant to Article VIII shall be satisfied by Buyer and Sellers directing the Escrow Agent to release to Buyer an aggregate number of Escrow Shares (rounded up to the nearest whole share) equal to the quotient of (i) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (ii)) of such amounts, divided by (ii) the twenty (20)-day volume weighted average price of Buyer Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P., with any further excess of the amount of Losses over the thenremaining Escrow Shares to be paid by Sellers transferring to Buyer a number of Buyer Shares (rounded up to the nearest whole share) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of such remaining excess, divided by (B) the twenty (20)-day volume weighted average price of Buyer Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P.

(c)           Without limitation of Section 8.06, any Losses determined to be payable to a Seller Indemnitee pursuant to Article VIII shall be satisfied by Buyer issuing to the applicable Seller a number of Buyer Shares (rounded down to the nearest whole share) equal to the quotient of (i) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (ii)) of such amounts, divided by (ii) the twenty (20)-day volume weighted average price of the Buyer Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P.

Section 8.08         Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the parties agree to treat all payments made under this Article VIII, or under any other indemnity provision contained in this Agreement, as adjustments to the Total Purchase Price for all Tax purposes.

Section 8.09         Effect of Investigation. No investigation by or on behalf of any party shall, by itself, constitute a waiver of any representation, warranty or covenant set forth in this Agreement or of any rights or remedies with respect thereto.

Section 8.10         Exclusive Remedies. Subject to Section 2.05 and Section 10.11, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, gross negligence, intentional misrepresentations and intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud, gross negligence, intentional misrepresentations and intentional misconduct.

Section 8.11         No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, no Seller shall have any right of indemnification or contribution against Buyer, the Company, their respective Affiliates or any other Buyer Indemnitee with respect to any indemnification claims under this Article VIII. Each Seller agrees that it shall not make any claim for indemnification against Buyer, the Company, their respective Affiliates or any other Buyer Indemnitee by reason of the fact that such Seller or any of its representatives was an equityholder, employee, officer, director, manager or agent of the Company or was serving as such for another Person at the request of the Company (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any Law, Charter Document, contractual obligation or otherwise) with respect to any Losses owed by such Seller pursuant to this Article VIII.

ARTICLE IX.
TERMINATION

Section 9.01          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer; or

(b)           by Buyer by written notice to Sellers if:

(i)            Buyer is not then in material breach of any provision of this Agreement such that the conditions specified in Section 7.03(a) or Section 7.03(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02(a) or Section 7.02(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by Sellers or the Company within thirty (30) days of Sellers’ receipt of written notice of such breach from Buyer; or (ii)          the Closing shall not have occurred by the date that is twelve (12) months from the date hereof (the “Outside Closing Date”); provided, that the right of Buyer to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to Buyer if Buyer’s failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date; or

(c)           by Sellers by written notice to Buyer if:

(i)            Sellers and the Company are not then in material breach of any provision of this Agreement such that the conditions specified in Section 7.02(a) or Section 7.02(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03(a) or Section 7.03(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Sellers; or (ii)          the Closing shall not have occurred by the Outside Closing Date; provided, that the right of Sellers to terminate this Agreement under this Section 9.01(c)(ii) shall not be available to Sellers if Sellers’ or the Company’s failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date; or

(d)           by Buyer or Sellers if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, or any Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal (other than Federal Cannabis Laws), otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and in the case of a Governmental Order, such Governmental Order shall have become final and non-appealable.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article IX and Article X hereof, which shall survive such termination; and

(b)           nothing in this Section 9.02 shall relieve any party hereto from liability or damages to the extent such liabilities or damages were the result of Fraud, gross negligence, intentional misrepresentations and intentional misconduct of such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

ARTICLE X.
MISCELLANEOUS

Section 10.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and the Company (with, in the case of the Company, such amounts to be included as Transaction Expenses if not paid by the Closing) shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions required by the Regulator (including in respect of the Cannabis Consents).

Section 10.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission and copy by other method of notice provided by this Section 10.02) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company (prior to Closing) FarmaceuticalRx LLC

or Sellers:          430 N. Wabash Avenue, Suite 500 Chicago, Illinois 60611

E-mail:[***] with a copy to (which shall not constitute notice):

Ice Miller LLP

250 West Street, Suite 700 Columbus, Ohio 43215 Attention: Sam Porter and Leslie S. Johnson

e-mail: [***]

If to Buyer (or the Company after Closing):            Vireo Growth Inc.

207 South 9th St.

Minneapolis, Minnesota 55402 Attention: Sean Apfelbaum, General Counsel

Email: [***] with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP

227 W. Monroe St., Suite 6000 Chicago, IL 60606 Attention: Craig T. Alcorn and M. Hill Jeffries

e-mail: [***]

Section 10.03       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06       Entire Agreement. This Agreement and the Ancillary Documents (together with any confidentiality agreement agreed upon by the parties in connection with the transactions contemplated hereby) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08       No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, each Seller and the Company. Any failure of Buyer, on the one hand, or any Seller or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived, if before the Closing, by Sellers (with respect to any failure by Buyer), or Buyer (with respect to any failure by any Seller or the Company), or if after the Closing, by Sellers (with respect to any failure by Buyer), or by Buyer (with respect to any failure by any Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MUST BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

Section 10.11       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, in each case without the necessity of posting any bond or similar requirement in respect thereof (which each party hereby waives).

Section 10.12       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13       Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS. NO PARTY SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NON-COMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE CANADIAN OR STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY THE REGULATOR OR ANY OTHER GOVERNMENTAL AUTHORITY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.13 SHALL LIMIT, WAIVE, QUALIFY, OR EXCUSE COMPLIANCE WITH, OR ANY RIGHTS OR REMEDIES ARISING FROM, ANY FEDERAL REGISTRATION, LICENSE, PERMIT, APPROVAL, AUTHORIZATION, NOTICE, FILING, REPORTING, RECORDKEEPING, OR OTHER COMPLIANCE REQUIREMENT THAT IS OR BECOMES APPLICABLE TO ANY PARTY IN RELATION TO ITS CANNABIS OPERATIONS UNDER U.S. FEDERAL LAWS, INCLUDING ANY REQUIREMENT ADMINISTERED BY THE U.S. DRUG ENFORCEMENT ADMINISTRATION OR ANY OTHER FEDERAL GOVERNMENTAL ENTITY, IN EACH CASE TO THE EXTENT SUCH REQUIREMENT IS OR BECOMES LEGALLY AVAILABLE AND APPLICABLE TO SUCH PARTY IN RELATION TO ITS CANNABIS OPERATIONS UNDER U.S. FEDERAL LAWS.

Section 10.14       Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of either any Ohio Cannabis Laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, including, without limitation, Chapters 3780 and 3796 of the Ohio Revised Code, as amended (the “Act”), and the related administrative rules and regulations applicable to cannabis adopted by the State of Ohio Department of Commerce, Division of Cannabis Control (the “DCC”), or any successor agency thereto, or any other Governmental Authority having jurisdiction with respect to cannabis related licenses in the State of Ohio, and/or any other state or local government agency with authority to regulate any cannabis operation (or proposed operation) in the State of Ohio under the Act or the guidance or instruction of the DCC and any other state or local government agency with authority to regulate any cannabis operation (together with any successor or regulator with overlapping jurisdiction, the “Regulator”). The parties acknowledge that notification of this Agreement prior to execution may be filed by the Company with the Regulator which may require Regulator approval prior to Closing. The parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. Notwithstanding anything herein to the contrary, if necessary or desirable to comply with the requirements of the Act and/or the Regulator, the parties hereby agree to (and to cause their respective Affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not in limitation of the foregoing, the parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence. Nothing in this Agreement or the Ancillary Documents is intended to grant, and shall not be construed as granting, ELNH (or any of its beneficial owners) any rights constituting “control” under applicable cannabis Laws prior to the Closing, other than rights expressly permitted by Law or pursuant to Required Consents. To the extent the Regulator asserts otherwise, the parties shall cooperate in good faith to amend this Agreement solely as necessary to address such assertion without impairing the parties’ ability to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the Buyer shall not have any other “financial interest” in, or exercise “control” over the Company unless approved by the Regulator, as such terms are defined in the Cannabis Laws, if required by the Ohio Cannabis Laws or by the Regulator.

Section 10.15       Privileged Matters.

(a)            Each of the parties hereby agrees, on its own behalf and on behalf of its directors, officers, members, stockholders, employees, agents and Affiliates, that Ice Miller LLP (“Counsel”) may serve as counsel to Sellers and their Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any successor) may serve as counsel to Seller Group, or any director, officer, member, stockholder, manager, member, partner, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation. In connection with any representation of the Company expressly permitted pursuant to the prior sentence, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Affiliates to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) Counsel’s prior representation of the Company, and (ii) Counsel’s representation of Seller Group prior to and after the Closing. As to any privileged attorney-client communications between Counsel and the Seller Group, Counsel and the Company, or between Counsel and the Company’s Affiliates prior to the Closing (collectively, the “Privileged Communications”), Buyer and the Company, collectively with any of their respective Affiliates, subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.

(b)           Buyer further agrees on its behalf and, after the Closing, on behalf of the Company, and any of their respective Affiliates, subsidiaries, successors or assigns, that all privileged communications in any form or format whatsoever between or among Counsel, on the one hand, and the Seller Group, or any of their respective directors, officers, members, stockholders, employees or other agents, representatives or Affiliates, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller Group, or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller Group, shall be controlled by Seller Group and shall not pass to or be claimed by Buyer, the Company, or any of their respective Subsidiaries, successors or assigns. Buyer agrees that it will not, and that it will cause the Company, and its Subsidiaries, successors or assigns, not to, (i) access or use the Privileged Deal Communications, (ii) seek to have Seller Group waive the attorney client privilege or any other privilege, or otherwise assert that Buyer, the Company, or any of their respective Subsidiaries, successors or assigns, has the right to waive the attorney client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications from Seller Group or Counsel.

(c)           Buyer further agrees, on its behalf and, after the Closing, on behalf of the Company, and any of their respective Affiliates, subsidiaries, successors or assigns, that all communications in any form or format whatsoever between or among any of Counsel, the Company, Seller Group, or any of their respective directors, officers, members, stockholders, employees or other agents, representatives or Affiliates that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Seller Group, shall be controlled by Seller Group and ownership thereof shall not pass to or be claimed by Buyer, the Company, or any of their respective Subsidiaries, successors or assigns.

(d)           Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company, or any of their respective Subsidiaries, successors or assigns, on the one hand, and a third party other than Seller Group, on the other hand, then Buyer, the Company, and their respective Subsidiaries, successors and assigns, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates in any way to this Agreement or the transactions contemplated hereby, none of Buyer, the Company, nor their respective Subsidiaries, successors or assigns, may waive such privilege without the prior written consent of Sellers. If Buyer, the Company or any of their respective Subsidiaries, successors or assigns, is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Buyer shall promptly notify Sellers in writing (including by making specific reference to this Section 10.15) so that Seller Group can seek at Seller Group’s sole cost and expense, a protective order, and Buyer, the Company or any of their respective Subsidiaries, successors or assigns, agree to use all commercially reasonable efforts to assist therewith.

Section 10.16       Post Closing – No Impairment of Chicago Atlantic Collateral. From and after the Closing, Buyer shall not permit the Company to amend, waive, terminate, assign, subordinate, refinance or otherwise modify any Chicago Atlantic Debt Document (other than the Convertible Notes, which shall have been extinguished pursuant to the CA Notes Conversion prior to the Closing), or take or omit to take any action, in a manner that would impair or adversely affect (i) any lien or other collateral securing the Chicago Atlantic Debt Documents, (ii) the validity, priority, perfection, or enforceability of the Chicago Atlantic Debt Documents, or (iii) any rights or remedies of Chicago Atlantic thereunder, in each case without the prior written consent of Chicago Atlantic. The obligations set forth in this Section 10.16 shall survive the Closing and shall continue in full force and effect for so long as any obligations under the Chicago Atlantic Debt Documents remain outstanding.

Section 10.17       Post-Closing Covenant – Commercially Reasonable Funding. From and after the Closing and through the end of the Forfeiture Period, Buyer shall, and shall cause the Company to, provide and maintain funding, working capital, inventory levels, headcount, and capital expenditures for the Company that are commercially reasonable and consistent with (i) the requirements of the business as conducted prior to Closing (taking into account agreed growth initiatives), and (ii) the manner in which Buyer funds and supports its other operating subsidiaries of comparable size and operational profile. Buyer shall not take, or omit to take, any action with respect to funding the Company that would reasonably be expected to reduce Adjusted EBITDA.

Section 10.18       Post-Closing Covenant – Restrictions on Transfers Prior to End of Forfeiture Period. From and after the Closing and continuing through the end of the Forfeiture Period, Buyer shall not, and shall not permit the Company to, directly or indirectly, without the prior written consent of Sellers:

(a)            Sell, assign, transfer, pledge, encumber, or otherwise dispose of any equity interests of the Company;

(b)           Sell, assign, transfer, convey, lease, license, sub-license, encumber, or otherwise dispose of any material assets of the Company, including any cannabis-related equipment, intellectual property, brands, product lines, or operational assets;

(c)           Sell, assign, transfer, convey, pledge, encumber, surrender, sub-license, or otherwise dispose of any Cannabis Licenses or other Permits necessary for the operation of the Company’s business; or

(d)           Enter into any agreement, option, letter of intent, or commitment to take any of the foregoing actions.

Section 10.19       Post-Closing Covenant – Access to Books and Records. From and after the Closing and for a period of six (6) years thereafter, Buyer shall, and shall cause the Company to, provide each Seller and its Representatives with reasonable access, during normal business hours and upon not less than ten (10) Business Days’ prior written notice specifying in reasonable detail the information requested and the purpose for which such access is sought, to the books, records, documents, work papers, Tax Returns, financial information, and other materials of the Company (whether in electronic or hard-copy form) related to periods ending on or before the Closing Date, solely to the extent such access is actually necessary for such Seller to satisfy a specific Tax, accounting, financial reporting, regulatory compliance, litigation, or indemnification obligation. Such access shall be limited to the specific books, records and materials that are directly relevant to the stated purpose and shall be provided in a manner that does not unreasonably interfere with the operations of Buyer or the Company. Each Seller shall, and shall cause its Representatives to, (i) hold in strict confidence all information obtained pursuant to this Section 10.19, (ii) use such information solely for the specific purpose for which access was granted, (iii) not disclose such information to any Person other than such Seller’s Representatives who have a need to know such information for such specific purpose and who are bound by confidentiality obligations no less restrictive than those set forth herein, and (iv) promptly return or destroy (and certify in writing as to such destruction) all copies of such information upon the earlier of the completion of the purpose for which access was granted or upon Buyer’s written request. Each Seller shall be responsible for any breach of the foregoing confidentiality obligations by its Representatives. Buyer shall not, and shall cause the Company not to, destroy or otherwise dispose of any such books and records during such six (6) year period without first providing each Seller with at least thirty (30) days’ prior written notice and a reasonable opportunity to obtain copies of such books and records at such Seller’s expense.

Nothing in this Section 10.19 shall require Buyer to provide access to information (a) protected by attorney-client privilege or other recognized privilege (unless the parties enter into a mutually acceptable common-interest or similar agreement), (b) the disclosure of which is restricted by applicable Law, or (c) that constitutes proprietary trade secrets or competitively sensitive information of Buyer or its Affiliates (other than the Company) that is not directly relevant to the stated purpose of the applicable Seller’s request.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

FARMACEUTICALRX LLC

By:	/s/ Siham Bouziane
	Name:	Siham Bouziane
	Title:	Sole Shareholder

SELLERS:

SB OHIO HOLDINGS INC.

By:	/s/ Siham Bouziane
	Name:	Siham Bouziane
	Title:	Sole Shareholder

CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Authorized Signatory

BUYER:

VIREO GROWTH INC.

By:	/s/ Tyson Macdonald
	Name:	Tyson Macdonald
	Title:	Chief Financial Officer

[Signature Page]